STATUTENWIJZIGING
("*RanMarine Technology B.V.*")

Op vijfentwintig mei tweeduizend drieëntwintig, is voor mij, ——
mr. Sophie Ursule Dormaar, toegevoegd notaris, hierna te noemen "notaris", —
bevoegd om akten te passeren in het protocol van mr. Constantinus Jacobus —
Maria Commissaris, notaris met plaats van vestiging Rotterdam, verschenen: —
mr. Eva Mary Kranenburg, werkzaam ten kantore van Ploum, advocaten en —
notarissen, met adres: Blaak 28, 3011 TA Rotterdam, geboren te Gouda op —
achtentwintig april negentienhonderd achtentachtig. ——
De comparant verklaarde dat op zesentwintig april tweeduizend drieëntwintig —
door de besloten vennootschap met beperkte aansprakelijkheid: **RanMarine** —
Technology B.V., statutair gevestigd te Rotterdam, met adres Galileïstraat 15, —
3029 AL Rotterdam, ingeschreven in het handelsregister onder nummer —
65812441, is besloten de statuten van die vennootschap te wijzigen en de —
comparant te machtigen deze akte te doen verlijden, van welke besluiten —
blijkt uit een als <u>BIJLAGE</u> aan deze akte gehecht aandeelhoudersbesluit. —
Ter uitvoering van die besluiten verklaarde de comparant de statuten van de —
vennootschap zodanig te wijzigen, dat zij in hun geheel komen te luiden als —
volgt: ——

Statuten.

Artikel 1.

Begripsbepalingen.

In deze statuten wordt verstaan onder:

- *Aandeelhouders*:
  de houders van Aandelen;
- *Aandelen*:
  aandelen in het kapitaal van de Vennootschap;
- *Algemene Vergadering*:
  het vennootschapsorgaan dat wordt gevormd door Vergadergerechtigden dan wel de bijeenkomst van Vergadergerechtigden;
- *Bestuur*: het bestuur van de Vennootschap;
- *Dochtermaatschappij*:
  een rechtspersoon waarin de Vennootschap of een of meer van haar Dochtermaatschappijen al dan niet krachtens overeenkomst met andere stemgerechtigden alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen alsmede andere rechtspersonen en vennootschappen welke als zodanig door artikel 2:24a Burgerlijk Wetboek worden aangemerkt;
- *Groepsmaatschappij*:
  een rechtspersoon of vennootschap waarmee de Vennootschap in een economische eenheid organisatorisch verbonden is;
- *Jaarrekening*:
  de balans, de winst- en verliesrekening en de toelichting op deze stukken;
- *Schriftelijk*:
  bij brief, fax of e-mail, of bij boodschap die via een ander gangbaar communicatiemiddel wordt overgebracht en elektronisch of op schrift kan worden ontvangen mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;
- *Uitkeerbare Reserves*:
  het deel van het eigen vermogen van de Vennootschap dat de reserves die krachtens de wet en/of de statuten moeten worden aangehouden, te boven gaat;
- *Vennootschap*:
  de rechtspersoon waarop deze statuten betrekking hebben;
- *Vennootschapsorgaan*:
  het Bestuur of de Algemene Vergadering;

- *Vergadergerechtigden*:
  Aandeelhouders alsmede vruchtgebruikers en pandhouders met Vergaderrecht;
- *Vergaderrecht*:
  het recht om in persoon of bij Schriftelijke volmacht de Algemene Vergadering bij te wonen en daar het woord te voeren, als bedoeld in artikel 2:227 lid 1 Burgerlijk Wetboek.

Gedefinieerde begrippen kunnen zonder verlies van de inhoudelijke betekenis in enkelvoud of meervoud worden gebruikt.

Artikel 2.

Naam. Zetel. Structuur.

1. De Vennootschap is genaamd: **RanMarine Technology B.V.**
2. De Vennootschap is gevestigd te Rotterdam.
3. Met gebruikmaking van het bepaalde in artikel 2:239a Burgerlijk Wetboek, kent de Vennootschap een bestuur bestaande uit uitvoerende bestuurders en niet uitvoerende bestuurders.

Artikel 3.

Doel.

De vennootschap heeft ten doel:

a. het ontwikkelen van watergedragen zelfstandige drones voor verscheidene toepassingen in en rondom (zee)havens en waterwegen;
b. het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;
c. het financieren van ondernemingen en vennootschappen;
d. het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;
e. het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;
f. het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden;
g. het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;
h. het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;
i. het exploiteren en verhandelen van patenten, merkrechten, vergunningen, know how en andere intellectuele eigendomsrechten;

j. het verrichten van alle soorten industriële, financiële en commerciële activiteiten,

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

Artikel 4.

Kapitaal.

1. Het kapitaal van de Vennootschap bestaat uit één of meer Aandelen, elk nominaal groot één Amerikaanse Dollar cent (USD 0,01).
2. De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.
3. Tenminste één (1) aandeel wordt gehouden door een ander dan en anders dan voor rekening van de Vennootschap of een Dochtermaatschappij.
4. Het recht van een aandeelhouder om aandeelbewijzen met betrekking tot zijn aandelen te ontvangen is uitgesloten voor zover de wet dit toestaat en voor zover de uitgifte van aandeelbewijzen niet is vereist volgens de wet- en regelgeving van een effectenbeurs waar de aandelen tot handel zijn toegelaten. De Vennootschap heeft het recht om aandeelbewijzen uit te geven die individuele aandelen (enkelvoudige aandeelbewijzen) of meerdere aandelen (meervoudig aandeelbewijs) vertegenwoordigen.
5. Aan Aandelen en aan het aandeelhouderschap zijn geen verplichtingen van verbintenisrechtelijke aard als bedoeld in artikel 2:192 lid 1 onder a Burgerlijk Wetboek verbonden, onverminderd het bepaalde in artikel 8 lid 6.
   Een besluit tot wijziging van dit lid 5 kan slechts worden genomen met algemene stemmen in een vergadering waarin alle stemgerechtigde Aandeelhouders aanwezig of vertegenwoordigd zijn.
   Ingeval in bedoelde vergadering het vereiste quorum niet is vertegenwoordigd, kan geen tweede vergadering worden gehouden overeenkomstig het bepaalde in artikel 2:230 lid 3 Burgerlijk Wetboek.

Artikel 5.

Emissie en voorkeursrecht. Storting op aandelen.

1. De uitgifte van nog niet geplaatste Aandelen geschiedt krachtens besluit van en op de voorwaarden vast te stellen door de Algemene Vergadering. De Algemene Vergadering kan haar bevoegdheden hiertoe overdragen aan het bestuur en kan deze overdracht herroepen.
2. Bij uitgifte van Aandelen heeft geen Aandeelhouder een voorkeursrecht.
3. Het bepaalde in de voorgaande leden van dit artikel is van toepassing bij het verlenen van een recht tot het nemen van Aandelen.
4. Voor de uitgifte van een Aandeel is vereist een daartoe bestemde, ten overstaan van een in Nederland gevestigde notaris verleden, akte waarbij de betrokkenen partij zijn.

5. Bij het nemen van een Aandeel moet daarop het nominale bedrag worden gestort.
Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort nadat de Vennootschap het zal hebben opgevraagd.
6. Storting op een Aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting in een andere geldeenheid dan die waarin het nominale bedrag van de Aandelen luidt, kan slechts geschieden met toestemming van de Vennootschap.
7. Het bestuur is bevoegd tot het verrichten van rechtshandelingen met betrekking tot inbreng op aandelen anders dan in geld en andere rechtshandelingen als bedoeld in artikel 2:204 Burgerlijk Wetboek zonder voorafgaande goedkeuring van de Algemene Vergadering.

Artikel 6.

Verkrijging en vervreemding van Aandelen door de Vennootschap.

1. Het Bestuur beslist over de verkrijging van Aandelen door de Vennootschap.
2. De Vennootschap mag, behalve om niet, geen volgestorte Aandelen verkrijgen indien de verkrijgingsprijs niet volledig ten laste kan worden gebracht van de Uitkeerbare Reserves of indien het Bestuur weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.
Het bepaalde in artikel 2:207 lid 3 Burgerlijk Wetboek is van toepassing als de Vennootschap na de verkrijging anders dan om niet niet kan voortgaan met het betalen van haar opeisbare schulden.
3. De voorgaande leden van dit artikel gelden niet voor Aandelen die de Vennootschap onder algemene titel verkrijgt.
4. Op vervreemding van Aandelen door de Vennootschap is het bepaalde in artikel 10 van toepassing.
5. De Vennootschap kan geen stemrechten, wilsrechten en/of andere (benoemings)rechten uitoefenen, verbonden aan Aandelen gehouden door de Vennootschap zelf.
6. Onder het begrip Aandelen in dit artikel zijn certificaten daarvan begrepen.

Artikel 7.

Vermindering van het geplaatste kapitaal.

1. De Algemene Vergadering kan, met in achtneming van het bepaalde in artikel 4 lid 3, besluiten tot vermindering van het geplaatste kapitaal door intrekking van Aandelen of door het nominale bedrag van Aandelen bij statutenwijziging te verminderen.

In dit besluit moeten de Aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

2. Een besluit tot intrekking kan slechts betreffen:
   a. Aandelen die de Vennootschap zelf houdt of waarvan zij de certificaten houdt; of
   b. alle Aandelen van een soort of aanduiding, mits de intrekking gepaard gaat met terugbetaling.

   In andere gevallen kan slechts tot intrekking worden besloten met instemming van de betrokken Aandeelhouders.
3. Een ontheffing van de verplichting tot storting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de Aandelen.
   Zulk een ontheffing, alsmede een terugbetaling die geschiedt ter uitvoering van een besluit tot vermindering van het bedrag van de Aandelen, moet naar evenredigheid op alle Aandelen geschieden.
   Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken Aandeelhouders.
4. De oproeping tot een vergadering waarin een in dit artikel genoemd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.
   Artikel 2:233 leden 2, 3 en 4 Burgerlijk Wetboek zijn van overeenkomstige toepassing.
5. Op een besluit tot vermindering van het geplaatste kapitaal met terugbetaling op Aandelen, zowel bij wijze van intrekking als vermindering van de nominale waarde, is artikel 2:216 lid 2 Burgerlijk Wetboek van overeenkomstige toepassing.
   Het bepaalde in artikel 2:216 leden 3 en 4 Burgerlijk Wetboek is van overeenkomstige toepassing als de Vennootschap na de terugbetaling niet kan voortgaan met het betalen van haar opeisbare schulden.
   Terugbetaling of ontheffing van de stortingsplicht in de zin van dit artikel is slechts toegestaan, indien en voor zover de Vennootschap over Uitkeerbare Reserves beschikt.

Artikel 8.

Register van Aandeelhouders.

1. Het Bestuur houdt een register van Aandeelhouders waarin de namen en adressen van alle Aandeelhouders zijn opgenomen met vermelding van de datum waarop zij de Aandelen hebben verkregen, de nummers van de Aandelen, de datum van erkenning of betekening alsmede van het op elk Aandeel gestorte bedrag. Het register van Aandeelhouders mag in veelvoud en op verscheidene plaatsen worden bijgehouden. Een deel van het register van Aandeelhouders kan buiten Nederland worden

bijgehouden ten einde te voldoen aan toepasselijke lokale wet- en regelgeving of aan beursvoorschriften.
In het register worden opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op Aandelen hebben met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening alsmede met vermelding of hun het stemrecht en/of het Vergaderrecht toekomen.

2. Het register van Aandeelhouders wordt regelmatig bijgehouden. In het register wordt ook aangetekend elk verleend ontslag voor aansprakelijkheid voor nog niet gedane stortingen.
3. Aandeelhouders en anderen van wie gegevens ingevolge lid 1 van dit artikel in het register moeten worden opgenomen, verschaffen aan het Bestuur tijdig de nodige gegevens.
4. Iedere Aandeelhouder, vruchtgebruiker en pandhouder is verplicht aan het Bestuur zijn adres en iedere wijziging daarin Schriftelijk mede te delen; dit adres blijft tegenover de Vennootschap gelden zolang de betrokkene niet Schriftelijk aan het Bestuur een ander adres heeft opgegeven.
   Alle gevolgen van het niet mededelen van zijn adres en van wijzigingen daarin zijn voor rekening en risico van de betrokkene.
   Alle kennisgevingen aan en oproepingen van Aandeelhouders, vruchtgebruikers en pandhouders kunnen rechtsgeldig aan het in het register vermelde adres worden gedaan.
   Als de Aandeelhouder, vruchtgebruiker en/of pandhouder een adres aan het Bestuur heeft opgegeven, waarop hij een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht kan ontvangen, wordt hij geacht te hebben ingestemd met het feit dat alle kennisgevingen en oproepingen aan dat adres worden gedaan.
5. Het register ligt op het kantoor van de Vennootschap ter inzage voor Aandeelhouders alsmede voor vruchtgebruikers met Vergaderrecht en pandhouders met Vergaderrecht.
   De gegevens van het register van Aandeelhouders omtrent niet-volgestorte Aandelen zijn ter inzage van een ieder; afschrift of uittreksel van deze gegevens wordt ten hoogste tegen kostprijs verstrekt.
   Iedere Aandeelhouder, vruchtgebruiker en pandhouder kan op zijn verzoek te allen tijde, echter slechts voor zover het zijn Aandelen respectievelijk zijn recht betreft, een, niet-verhandelbaar, uittreksel uit het register van Aandeelhouders om niet verkrijgen, dat vermeldt de nummers van de Aandelen, welke op de dag van afgifte van het uittreksel op zijn naam zijn ingeschreven, respectievelijk van de Aandelen, die ten behoeve van hem met pandrecht of vruchtgebruik zijn bezwaard.

Rust op een Aandeel een vruchtgebruik of een pandrecht, dan vermeldt het uittreksel aan wie het stemrecht en het Vergaderrecht met betrekking tot dat Aandeel toekomen.

6. Behoort een Aandeel, een vruchtgebruik of een pandrecht op een Aandeel tot een gemeenschap waarop titel 7 van Boek 3 Burgerlijk Wetboek van toepassing is, dan zijn de gezamenlijke deelgenoten, die tevens in het register moeten zijn ingeschreven, jegens de Vennootschap verplicht als bedoeld in artikel 2:192 lid 1 Burgerlijk Wetboek Schriftelijk één persoon aan te wijzen die hen ten aanzien van de Vennootschap met uitsluiting van de andere deelgenoten vertegenwoordigt bij wijze van een regeling als bedoeld in artikel 3:168 lid 1 Burgerlijk Wetboek.
De personalia van de aangewezene worden in het register opgenomen, terwijl alle kennisgevingen aan en oproepingen van de gezamenlijke deelgenoten aan het in het register ingeschreven adres van de aangewezene kunnen worden gedaan.
De laatste volzin van lid 4 is van overeenkomstige toepassing.
Als de gezamenlijke deelgenoten in gebreke zijn met naleving van de verplichting als opgenomen in dit lid, dan zijn het stemrecht en het Vergaderrecht van de gezamenlijke deelgenoten opgeschort.
De betrokken Aandelen tellen in het laatste geval niet mee bij de berekening van enige meerderheid van stemmen of van enig quorum, indien krachtens de wet of deze statuten vereist.

<u>Artikel 9.</u>

<u>Levering van Aandelen en beperkte rechten op Aandelen.</u>

1. Voor de levering van een Aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde, ten overstaan van een in Nederland gevestigde notaris verleden, akte waarbij de betrokkenen partij zijn.
2. De levering van een Aandeel of de levering van een beperkt recht daarop overeenkomstig het bepaalde in het voorgaande lid, werkt mede van rechtswege tegenover de Vennootschap.
Behoudens in het geval dat de Vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het Aandeel verbonden rechten eerst worden uitgeoefend nadat de Vennootschap de rechtshandeling heeft erkend of de akte aan haar betekend is, dan wel deze heeft erkend door inschrijving in het Aandeelhoudersregister.

<u>Artikel 10.</u>

<u>Geen overdrachtsbeperkingen.</u>

De overdracht van aandelen is niet beperkt in de zin van artikel 2:195 Burgerlijk Wetboek.

<u>Artikel 11.</u>

Vruchtgebruik en pandrecht op Aandelen en certificaten van Aandelen. ———

1. De Aandeelhouder heeft het stemrecht op Aandelen waarop een vruchtgebruik of pandrecht is gevestigd, tenzij het stemrecht toekomt aan de vruchtgebruiker in de gevallen als genoemd in de een na laatste volzin van artikel 2:197 lid 3 Burgerlijk Wetboek. ———
2. In afwijking van het voorgaande lid komt het stemrecht toe aan de vruchtgebruiker of de pandhouder indien dat bij de vestiging van het vruchtgebruik of het pandrecht is bepaald of nadien Schriftelijk tussen de Aandeelhouder en de vruchtgebruiker casu quo de pandhouder is overeengekomen. ———
   Het bepaalde in dit artikel is ook van toepassing als het stemrecht onder een opschortende voorwaarde aan de pandhouder toekomt. ———
3. De Aandeelhouder die geen stemrecht heeft en de vruchtgebruiker en pandhouder die stemrecht hebben, hebben Vergaderrecht. ———
4. Aan certificaten op naam van Aandelen is geen Vergaderrecht verbonden. —

Artikel 12. ———

Bestuur. ———

1. De Vennootschap heeft een Bestuur bestaande uit één of meer uitvoerende bestuurders en één of meer niet uitvoerende bestuurders. ———
   Zowel een natuurlijke persoon als een rechtspersoon kan uitvoerend bestuurder zijn. ———
   Uitsluitend een natuurlijke persoon kan een niet uitvoerend bestuurder zijn. ———
2. De Algemene Vergadering stelt het aantal bestuurders vast, met inachtneming van het bepaalde in lid 1 en het bepaalde in artikel 2:142b Burgerlijk Wetboek. ———
3. De Algemene Vergadering benoemt de bestuurders en is te allen tijde bevoegd iedere bestuurder te schorsen of te ontslaan. ———
   Het Bestuur is te allen tijde bevoegd tot schorsing van een uitvoerend bestuurder. ———
   Besluiten van de Algemene Vergadering tot ontslag van een bestuurder kunnen slechts worden genomen met een meerderheid van ten minste twee derde van de geldige stemmen, mits deze meerderheid meer dan de helft van het geplaatste kapitaal vertegenwoordigt. ———
4. Indien, in geval van schorsing van een bestuurder, de Algemene Vergadering niet binnen drie maanden tot zijn ontslag heeft besloten, eindigt de schorsing. ———
5. Een bestuurder wordt in de Algemene Vergadering waarin zijn schorsing of ontslag aan de orde komt in de gelegenheid gesteld zich te verantwoorden en zich daarbij door een raadsman te doen bijstaan. ———

6. De Vennootschap heeft een beleid op het terrein van bezoldiging van het Bestuur. Het beleid wordt vastgesteld door de Algemene Vergadering. In het bezoldigingsbeleid komen ten minste de in artikel 2:383c tot en met 2:383e Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze het Bestuur betreffen.
7. De bezoldiging en de verdere arbeidsvoorwaarden van ieder lid van het Bestuur worden met inachtneming van het beleid, bedoeld in lid 1, en de op de vennootschap toepasselijke wet- en regelgeving, waaronder de claw back bepalingen als bedoeld in artikel 2:135 Burgerlijk Wetboek en met inachtneming van de artikel 2:135a en 2:135b Burgerlijk Wetboek, vastgesteld door de Algemene Vergadering.

Artikel 13.

Taak en bevoegdheden Bestuur.

1. Behoudens de beperkingen volgens deze statuten is het Bestuur belast met het besturen van de Vennootschap, waaronder in ieder geval is begrepen het beleid en de strategie van de Vennootschap.
   Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de Vennootschap en de met haar verbonden onderneming.
2. Het Bestuur kan aan één of meer uitvoerende bestuurders een titel verlenen.
   Slechts een niet uitvoerend bestuurder kan voorzitter van het Bestuur zijn.
   Tot de taken van:
   a. voorzitter van het bestuur behoort het optreden als voorzitter van vergaderingen van de organen van de Vennootschap;
   b. de niet uitvoerende bestuurders als onderdeel van het Bestuur behoren:
      - het houden toezicht op het beleid van de uitvoerende bestuurders en op de algemene gang van zaken in de Vennootschap;
      - het doen van voordrachten voor de benoeming van bestuurders;
      - (het doen van voorstellen voor) de bezoldiging van uitvoerende bestuurders;
      - het bijstaan van de uitvoerende bestuurders met raad en advies;
      - alle overige niet aan specifieke niet uitvoerende bestuurders toegewezen toezichtstaken;

   De taken die niet specifiek aan een specifiek lid of een specifieke groep leden van de raad van bestuur zijn gedelegeerd, vallen onder de gezamenlijke verantwoordelijkheid van de raad van bestuur.
   Als er een vacature in het Bestuur bestaat, zullen de specifiek taken die aan de positie binnen het Bestuur verbonden zijn, worden vervuld door

de overblijvende Bestuurders en voor zover het betreft specifieke toezichthoudende taken van niet uitvoerend bestuurders door de andere niet uitvoerende bestuurders.

3. Het Bestuur vergadert zo dikwijls een of meer van zijn leden dit nodig acht.
De oproeping geschiedt - onder vermelding van de te behandelen punten - door de bestuurder van wie het initiatief tot de vergadering uitgaat, met inachtneming van een oproepingstermijn van ten minste acht dagen.
De bestuurders kunnen zich door een andere bestuurder bij Schriftelijke volmacht doen vertegenwoordigen.
Bestuursvergaderingen kunnen worden gehouden door middel van telefonische- of videoconferenties, of door middel van enig ander communicatiemiddel, mits elke deelnemende bestuurder door alle anderen gelijktijdig kan worden gehoord en mits dergelijke vergaderingen worden voorgezeten vanuit Nederland.
Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap en de met haar verbonden onderneming.
Wanneer hierdoor geen bestuursbesluit zou kunnen worden genomen, wordt het besluit desalniettemin genomen door het Bestuur.
4. Het Bestuur kan ook buiten vergadering besluiten nemen mits dit Schriftelijk geschiedt, alle bestuurders in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluitvorming verzet.
5. Het Bestuur besluit, zowel in als buiten vergadering, met volstrekte meerderheid van stemmen.
Bij staken van stemmen beslist de Algemene Vergadering.
6. Bestuursvergaderingen worden voorgezeten door de voorzitter van het Bestuur.
Is geen voorzitter van het Bestuur aangewezen of is de voorzitter van het Bestuur afwezig, dan wijst de vergadering zelf haar voorzitter aan uit de niet uitvoerende bestuurders.
Tot die tijd is de in leeftijd oudste ter vergadering aanwezige niet uitvoerende bestuurder met de leiding van de vergadering belast.
De voorzitter van de vergadering wijst een van de aanwezige bestuurders, of zo die tot de vergadering is toegelaten, een speciaal daartoe uitgenodigde persoon aan notulen van het in de vergadering verhandelde te houden.
De notulen worden getekend door de voorzitter en de notulist van de betreffende vergadering.

7. Het door de voorzitter van de bestuursvergadering uitgesproken oordeel — omtrent de uitslag van een stemming, alsmede, voor zover gestemd werd — over een niet op schrift vastgelegd voorstel, het oordeel over de inhoud — van een genomen besluit, is beslissend. —
Wordt echter onmiddellijk na het uitspreken van het in de voorgaande zin — bedoelde oordeel de juistheid daarvan betwist, dan vindt een nieuwe — stemming plaats, wanneer de meerderheid van de stemgerechtigde — aanwezigen of, indien de oorspronkelijke stemming niet hoofdelijk of met — briefjes geschiedde, één stemgerechtigde aanwezige dit verlangt. —
Door deze nieuwe stemming vervallen de rechtsgevolgen van de — oorspronkelijke stemming. —
8. Alle notulen van de bestuursvergaderingen alsmede alle Schriftelijke — besluiten worden opgenomen in een notulenregister. —
9. Wanneer de Vennootschap van enig besluit van het Bestuur wil doen — blijken, is de ondertekening van het stuk waarin het besluit is vervat door — één bestuurder voldoende en vormt dat stuk dwingend bewijs van het — bestaan van dat besluit. —
10. Het Bestuur kan een reglement opstellen waarin aangelegenheden hem — intern betreffende, worden geregeld. —
Een dergelijk reglement mag niet in strijd zijn met het bepaalde in deze — statuten en/of de wet. —
Voorts kunnen de bestuurders al dan niet bij reglement hun — werkzaamheden onderling verdelen, met inachtneming van het bepaalde — in artikel 2:239a Burgerlijk Wetboek. —
De Algemene Vergadering kan bepalen dat deze regels en taakverdeling — op schrift moeten worden vastgelegd en kan deze regels en taakverdeling — aan haar goedkeuring onderwerpen. —
11. De Algemene Vergadering is bevoegd besluiten van het Bestuur aan haar — goedkeuring te onderwerpen. —
Deze besluiten dienen duidelijk te worden omschreven en Schriftelijk aan — het Bestuur te worden meegedeeld. —
12. Het Bestuur behoeft de goedkeuring van de Algemene Vergadering voor — besluiten strekkende tot het sluiten - overdragen (in genot) daaronder — begrepen - van het bedrijf van de Vennootschap of van een belangrijke — deelneming van de Vennootschap. —
13. Het ontbreken van de ingevolge de leden 11 en 12 van dit artikel vereiste — goedkeuring tast de vertegenwoordigingsbevoegdheid van het Bestuur of — de bestuurders niet aan. —
14. Het Bestuur is verplicht de aanwijzingen van de Algemene Vergadering op — te volgen, tenzij deze in strijd zijn met het belang van de Vennootschap — en de met haar verbonden onderneming. —

15. In geval van ontstentenis of belet van één of meer bestuurders is (zijn) de overblijvende bestuurder(s) met het gehele bestuur belast.
De Algemene Vergadering draagt er voor zorg dat een persoon wordt aangewezen die in geval van ontstentenis of belet van alle bestuurders of van de enige bestuurder de Vennootschap tijdelijk bestuurt.
Onder belet wordt in deze statuten in ieder geval verstaan de omstandigheid dat
    a. de bestuurder gedurende een periode van meer dan zeven dagen onbereikbaar is door ziekte of andere oorzaken; of
    b. de bestuurder is geschorst.
16. De bestuurders zijn, tenzij de Algemene Vergadering anders beslist, verplicht de Algemene Vergadering bij te wonen.
17. De niet uitvoerende leden van het Bestuur zijn bevoegd om de uitvoerende leden van het bestuur te verzoeken de bestuursvergadering (tijdelijk) te verlaten om het functioneren van de uitvoerende bestuurders voor te bespreken.

Artikel 14.

Vertegenwoordiging.

1. Het Bestuur vertegenwoordigt de Vennootschap.
De bevoegdheid tot vertegenwoordiging komt mede toe aan twee gezamenlijk handelende uitvoerende bestuurders.
2. Het Bestuur kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen.
Ieder van hen vertegenwoordigt de Vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld.
De titulatuur van deze functionarissen wordt door het Bestuur bepaald.
Deze functionarissen kunnen worden ingeschreven in het handelsregister, met vermelding van de omvang van hun vertegenwoordigingsbevoegdheid.
3. Rechtshandelingen van de Vennootschap jegens de houder van alle Aandelen of jegens een deelgenoot in een goederengemeenschap krachtens huwelijk of geregistreerd partnerschap waartoe alle Aandelen behoren, waarbij de Vennootschap wordt vertegenwoordigd door deze Aandeelhouder of door een van de deelgenoten, worden op schrift vastgelegd.
Voor de toepassing van de vorige zin worden Aandelen gehouden door de Vennootschap of haar Dochtermaatschappijen niet meegeteld.
Indien de eerste zin niet in acht is genomen, kan de rechtshandeling ten behoeve van de Vennootschap worden vernietigd.

4. Het voorgaande lid is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de Vennootschap behoren.

5. Het Bestuur is, met inachtneming van het bepaalde in lid 1 van dit artikel, zonder de opdracht van de Algemene Vergadering als bedoeld in artikel 2:246 Burgerlijk Wetboek bevoegd aangifte te doen tot faillietverklaring van de Vennootschap.

Artikel 15.

Algemene Vergaderingen.

1. Tijdens ieder boekjaar wordt ten minste één Algemene Vergadering gehouden die onder meer bestemd is tot:
   a. behoudens ingeval uitstel voor het opmaken van de Jaarrekening is verleend, de behandeling van de Jaarrekening en, voor zover door de wet voorgeschreven, van het bestuursverslag en de overige gegevens als bedoeld in artikel 2:392 Burgerlijk Wetboek;
   b. het vaststellen van de Jaarrekening, behoudens ingeval uitstel voor het opmaken van de Jaarrekening is verleend;
   c. het verlenen van decharge aan bestuurders;
   d. het vaststellen van de winstbestemming;
   e. het vaststellen van eventuele tantièmes voor bestuurders;
   f. het verrichten van al hetgeen de wet overigens voorschrijft;
   g. benoeming van een gekwalificeerde accountant;
   h. andere onderwerpen door het Bestuur dan wel Vergadergerechtigden, alleen of tezamen vertegenwoordigende ten minste één/honderdste gedeelte van het geplaatste kapitaal van de Vennootschap, aan de orde gesteld en aangekondigd met inachtneming van het bepaalde in deze statuten.

   De Algemene Vergadering als bedoeld in dit lid kan achterwege blijven als de besluitvorming aangaande de punten a, b, c, d, e, f en g tot stand komt buiten vergadering overeenkomstig het bepaalde in artikel 19.
2. Voorts worden Algemene Vergaderingen gehouden zo dikwijls een bestuurder dit nodig acht, onverminderd het bepaalde in het volgende lid.
3. Het Bestuur is verplicht een Algemene Vergadering bijeen te roepen, indien één of meer Vergadergerechtigden die alleen of gezamenlijk ten minste één/honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, hem dit Schriftelijk onder nauwkeurige opgave van de te behandelen onderwerpen verzoeken, tenzij een zwaarwichtig belang van de Vennootschap zich daartegen verzet.

   Indien alsdan het Bestuur in gebreke blijft een vergadering bijeen te roepen, zodanig, dat deze binnen vier weken na ontvangst van bedoeld

verzoek wordt gehouden, kunnen de verzoekers op hun verzoek door de voorzieningenrechter van de rechtbank worden gemachtigd tot bijeenroeping van de Algemene Vergadering, met inachtneming van het daaromtrent in deze statuten bepaalde.

4. Algemene Vergaderingen worden gehouden in Rotterdam, alsmede in Amsterdam, gemeente Haarlemmermeer (Luchthaven Schiphol), Londen en New York.
   Een Algemene Vergadering kan elders dan behoort worden gehouden, mits alle Vergadergerechtigden Schriftelijk hebben ingestemd met de plaats van de vergadering en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.
5. De oproeping geschiedt niet later dan op de tweeënveertigste (42ste) dag voor die van de vergadering. Voor de Algemene Vergadering geldt een vaste registratiedatum. Deze registratiedatum is de achtentwintigste (28ste) dag vóór die van de vergadering.
6. Bij de oproeping worden de te behandelen onderwerpen vermeld of wordt meegedeeld dat de Aandeelhouders er van kunnen kennis nemen ten kantore van de Vennootschap, onverminderd het bepaalde in de artikelen 7 lid 4 en 18 lid 3.
7. In de oproeping wordt melding gemaakt van het vereiste voor toegang tot de vergadering als omschreven in de artikel 16.
8. De oproeping geschiedt op de wijze vermeld in lid 11.
9. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de voor oproeping geldende termijn, op de wijze vermeld in lid 11.
10. Aandeelhouders die alleen of gezamenlijk voldoen aan de vereisten uiteengezet in artikel 2:114a lid 2 Burgerlijk Wetboek, hebben het recht om aan het bestuur het verzoek te doen om onderwerpen op de agenda van de Algemene Vergadering te plaatsen, mits de redenen voor het verzoek daarin zijn vermeld en het verzoek ten minste zestig dagen voor de datum van de Algemene Vergadering bij de voorzitter van het Bestuur schriftelijk is ingediend.
11. Alle oproepingen voor de Algemene Vergaderingen, alle bekendmakingen omtrent dividend en alle andere uitkeringen en alle andere kennisgevingen aan Aandeelhouders geschieden door aankondiging op de website van de Vennootschap. Bij de oproeping tot de Algemene Vergadering dient het volgende te worden vermeld:
    - de te behandelen onderwerpen;
    - de plaats en het tijdstip van de Algemene Vergadering;
    - de procedure voor deelname aan de Algemene Vergadering bij Schriftelijk gevolmachtigde;

- voor zover van toepassing, de procedure voor deelname aan de Algemene Vergadering en het uitoefenen van stemrecht door middel van een elektronisch communicatiemiddel; en
- het adres van de website.

Aan de Aandeelhouders dient de mogelijkheid te worden geboden de Vennootschap langs elektronische weg van de volmacht in kennis te stellen.

12. Voor de toepassing van lid 10 en lid 11 worden met de houders van Aandelen gelijkgesteld anderen aan wie het Vergaderrecht toekomt.
13. Indien de door de wet of de statuten gegeven voorschriften voor het oproepen en agenderen van vergaderingen en het ter inzage leggen van te behandelen onderwerpen niet in acht zijn genomen, kunnen desondanks rechtsgeldige besluiten worden genomen mits alle Vergadergerechtigden er Schriftelijk mee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

Artikel 16.

Leiding. Notulen. Bijwoning. Toegang.

1. De Algemene Vergadering wordt geleid door de voorzitter van het Bestuur of, indien geen voorzitter van het Bestuur is aangewezen of deze niet ter vergadering aanwezig is, door de in leeftijd oudste ter vergadering aanwezige bestuurder.
   Is geen van de bestuurders ter vergadering aanwezig, dan voorziet de vergadering zelf in haar leiding.
2. De voorzitter wijst één van de aanwezigen aan voor het houden van de notulen en stelt met deze secretaris de notulen vast, ten blijke waarvan hij deze met de secretaris tekent.
   Ondertekening van de notulen kan ook elektronisch plaatsvinden mits de identiteit van de ondertekenaars met afdoende zekerheid kan worden vastgesteld.
   De notulen dienen in een notulenregister te worden opgenomen.
   Indien van het verhandelde ter vergadering een notarieel proces-verbaal wordt opgemaakt, behoeven notulen niet te worden gehouden en is ondertekening van het proces-verbaal door de notaris voldoende.
3. Iedere bestuurder, één of meer Vergadergerechtigden die gezamenlijk ten minste tien procent (10%) van het geplaatste kapitaal vertegenwoordigen en de voorzitter van de vergadering zijn te allen tijde bevoegd opdracht te geven om op kosten van de Vennootschap een notarieel proces-verbaal te doen opmaken.

4. Vergadergerechtigden zijn bevoegd de Algemene Vergaderingen bij te wonen, daarin het woord te voeren en, voor zover hen het stemrecht toekomt, het stemrecht uit te oefenen.
Iedere Vergadergerechtigde kan zich ter vergadering doen vertegenwoordigen door een Schriftelijk gevolmachtigde, mits uiterlijk bij de bij de oproeping te vermelden dag de volmacht door het bestuur is ontvangen.
Indien het Bestuur bij de oproeping tot een Algemene Vergadering de mogelijkheid daartoe heeft geopend, zijn de Vergadergerechtigden bevoegd hun bevoegdheden als genoemd in de eerste volzin van dit lid door middel van een elektronisch communicatiemiddel uit te oefenen, mits (i) de voorwaarden te stellen aan het gebruik van het communicatiemiddel zoals de verbinding, de beveiliging en dergelijke bij de oproeping worden bekendgemaakt, (ii) de Vergadergerechtigde kan worden geïdentificeerd, (iii) de Vergadergerechtigde rechtstreeks kan kennisnemen van de verhandelingen op de vergadering, en (iv) indien deze mogelijkheid daartoe is geopend, de Vergadergerechtigde kan deelnemen aan de beraadslagingen en (v) de Vergadergerechtigde het stemrecht kan uitoefenen, dit laatste voor zover hem het stemrecht toekomt.
5. De bestuurders hebben als zodanig in de Algemene Vergaderingen een raadgevende stem.
6. Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering.

Artikel 17.

Aantal stemmen. Meerderheden. Staking.

1. In de Algemene Vergaderingen geeft elk Aandeel recht op het uitbrengen van één stem.
Indien het Bestuur de mogelijkheid daartoe Schriftelijk heeft geopend, kunnen stemmen voorafgaand aan de Algemene Vergadering via een elektronisch communicatiemiddel worden uitgebracht, doch niet eerder dan de achtentwintigste dag voor die van de vergadering, op een speciaal daartoe aangewezen e-mailadres.
Voor de toepassing van de vorige volzin hebben als Vergadergerechtigde te gelden zij die op de bij de oproeping van de algemeen vergadering te bepalen tijdstip die rechten hebben en als zodanig zijn ingeschreven in het aandeelhoudersregister van de Vennootschap, ongeacht wie ten tijde van de algemeen vergadering de rechthebbenden op de Aandelen zijn.
De Vennootschap zend een elektronische ontvangstbevestiging van een op elektronische wijze uitgebrachte stem aan degene die de stem heeft uitgebracht.

Deze stemmen worden gelijkgesteld met stemmen die in de Algemene Vergadering worden uitgebracht.
Een aldus uitgebrachte stem is onherroepelijk en bindt ook degene die in de periode tussen het uitbrengen van die stem en het tijdstip van de Algemene Vergadering het betrokken Aandeel verkrijgt.

2. Voor een Aandeel dat toebehoort aan de Vennootschap of aan een Dochtermaatschappij kan in de Algemene Vergadering geen stem worden uitgebracht; zulks kan evenmin voor een Aandeel waarvan de Vennootschap of een Dochtermaatschappij certificaten houdt.
Vruchtgebruikers en pandhouders van Aandelen die aan de Vennootschap en haar Dochtermaatschappijen toebehoren zijn evenwel niet van hun stemrecht uitgesloten indien het vruchtgebruik of pandrecht is gevestigd, voordat het Aandeel aan de Vennootschap of een Dochtermaatschappij toebehoorde.
De Vennootschap of een Dochtermaatschappij daarvan kan geen stem uitbrengen voor Aandelen waarop zij een recht van vruchtgebruik of een pandrecht heeft.
3. Bij de vaststelling of een bepaald gedeelte van het kapitaal vertegenwoordigd is dan wel of een meerderheid een bepaald gedeelte van het kapitaal vertegenwoordigt, wordt geen rekening gehouden met Aandelen waarop geen stem kan worden uitgebracht en met Aandelen die worden gehouden door Aandeelhouders van wie het Vergaderrecht is opgeschort.
4. Stemmingen over zaken geschieden mondeling, die over personen bij ongetekende gesloten briefjes, een en ander tenzij de voorzitter van de vergadering zonder tegenspraak van één van de stemgerechtigde aanwezigen een andere wijze van stemmen vaststelt of toelaat.
5. Voor zover in deze statuten geen grotere meerderheid is voorgeschreven worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte geldige stemmen.
6. Blanco stemmen en ongeldige stemmen worden niet als uitgebrachte stemmen geteld.
7. Staken de stemmen omtrent een voorstel over zaken, dan komt geen besluit tot stand.
Eén of meer Aandeelhouders of andere stemgerechtigden vertegenwoordigende ten minste vijftig procent (50%) van het geplaatste kapitaal hebben het recht om binnen tien dagen na de dag van de vergadering, waarin de stemmen hebben gestaakt, aan het Nederlands Arbitrage Instituut te verzoeken een adviseur te benoemen, teneinde een beslissing over het betreffende voorstel te nemen.

De beslissing van de adviseur geldt alsdan als een besluit van de Algemene Vergadering.
De in dit lid vermelde regeling kan niet worden toegepast indien een vordering als bedoeld in de artikelen 2:336, 2:342 of 2:343 Burgerlijk Wetboek is ingesteld.

8. Verkrijgt bij verkiezing van personen niemand bij de eerste stemming de volstrekte meerderheid van de uitgebrachte stemmen, dan wordt een tweede vrije stemming gehouden; verkrijgt ook dan niemand de volstrekte meerderheid, dan vinden één of meer herstemmingen plaats, totdat hetzij één persoon de volstrekte meerderheid heeft verkregen, hetzij tussen twee personen is gestemd en de stemmen staken.
Bij gemelde herstemmingen - waaronder niet is begrepen de tweede vrije stemming - wordt telkens gestemd tussen de personen op wie bij de voorafgaande stemming is gestemd, evenwel uitgezonderd de persoon op wie bij de vorige stemming het geringste aantal stemmen is uitgebracht.
Is bij de voorafgaande stemming het geringste aantal stemmen op meer dan één persoon uitgebracht, dan wordt door loting uitgemaakt op wie van die personen bij de nieuwe stemming geen stemmen meer kunnen worden uitgebracht.
Ingeval bij een stemming tussen twee personen de stemmen staken beslist het lot wie van hen beiden is verkozen.
9. Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslag van een stemming is beslissend.
Hetzelfde geldt voor de inhoud van een genomen besluit, voor zover gestemd werd over een niet op schrift vastgelegd voorstel.
10. Wordt echter onmiddellijk na het uitspreken van het in het voorgaande lid bedoelde oordeel de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats, wanneer de meerderheid van de Algemene Vergadering of, indien de oorspronkelijke stemming niet hoofdelijk of met briefjes geschiedde, één stemgerechtigde dit verlangt.
Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.
Stemmen die overeenkomstig lid 1 van dit artikel vóór de Algemene Vergadering elektronisch zijn uitgebracht, worden eveneens geacht te zijn uitgebracht in de nieuwe stemming.
11. Voor elk op de Algemene Vergadering genomen besluit dient in de daarvan op te maken notulen dan wel proces-verbaal te worden vermeld:
   - het aantal Aandelen waarvoor geldige stemmen zijn uitgebracht;
   - het percentage dat het hiervoor genoemde aantal Aandelen vertegenwoordigd in het geplaatste kapitaal;
   - het totale aantal geldig uitgebrachte stemmen; en

- het aantal stemmen dat voor en tegen het besluit is ingebracht, alsmede het aantal onthoudingen.

12. Het Bestuur houdt van de genomen besluiten aantekening, zulks met inachtneming van het bepaalde in lid 11.
De aantekeningen liggen op het kantoor van de Vennootschap ter inzage van de Vergadergerechtigden.
Aan ieder van hen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.
13. De Vennootschap verstrekt daarnaast, tegen ten hoogste de kostprijs, op verzoek van een Aandeelhouder of een door die Aandeelhouder aangewezen derde na afloop van de Algemene Vergadering een bevestiging van de geldige registratie en telling van de door die Aandeelhouder uitgebrachte stemmen op deze vergadering. De bevestiging wordt verschaft door de Vennootschap aan de Aandeelhouder of een door die Aandeelhouder aangewezen derde die daarom heeft verzocht, tenzij deze informatie hem reeds ter beschikking staat. Het verzoek om een dergelijke bevestiging wordt uiterlijk drie maanden na afloop van de Algemene Vergadering bij de Vennootschap gedaan.

Artikel 18.

Bijzondere besluiten.

1. Besluiten tot:
   a. wijziging van de statuten; en
   b. ontbinding van de Vennootschap,

   worden, indien het voorstel daartoe door het Bestuur is gedaan, genomen met volstrekte meerderheid van de uitgebrachte stemmen.
   Is het voorstel daartoe niet door het Bestuur gedaan, dan worden deze besluiten, onverminderd het bepaalde in artikel 19 lid 1, slechts genomen met een meerderheid van ten minste twee derde van de geldige stemmen, uitgebracht in een Algemene Vergadering, in welke ten minste drie vierden van het stemgerechtigde geplaatste kapitaal is vertegenwoordigd.
2. Indien in een vergadering, in welke krachtens het voorgaande lid de aanwezigheid van een quorum vereist is, dit quorum niet vertegenwoordigd is, wordt een tweede vergadering bijeen geroepen, te houden niet eerder dan drie en niet later dan zes weken na de eerste; deze tweede vergadering is bevoegd het besluit te nemen met een meerderheid van ten minste twee derde van de uitgebrachte geldige stemmen, ongeacht het ter vergadering vertegenwoordigde kapitaal.

Bij de oproeping tot deze tweede vergadering moet worden vermeld dat en waarom een besluit kan worden genomen, onafhankelijk van het in de vergadering vertegenwoordigde gedeelte van het kapitaal.

3. Indien een voorstel tot statutenwijziging aan de orde zal komen, wordt een afschrift van dat voorstel, waarin de voorgedragen wijzigingen woordelijk zijn opgenomen, van de dag van de oproeping tot na afloop van de vergadering op het kantoor van de Vennootschap voor de Vergadergerechtigden ter inzage gelegd en kan ieder van hen daarvan op zijn verzoek kosteloos een afschrift verkrijgen, tenzij een zodanig afschrift bij de niet elektronisch uitgebrachte oproeping wordt gevoegd.

Artikel 19.

Besluitvorming buiten vergadering.

1. Besluiten van Aandeelhouders, waaronder ook begrepen besluiten tot wijziging van de statuten en tot ontbinding van de Vennootschap, kunnen in plaats van in Algemene Vergaderingen ook Schriftelijk worden genomen, mits alle Vergadergerechtigden Schriftelijk met deze wijze van besluitvorming hebben ingestemd.
   De bestuurders worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.
   Aan het vereiste van schriftelijkheid van de stemmen wordt tevens voldaan indien het besluit onder vermelding van de wijze waarop ieder van de Aandeelhouders stemt Schriftelijk is vastgelegd en door alle Vergadergerechtigden is ondertekend.
2. Iedere Aandeelhouder is verplicht er voor te zorgen dat de aldus genomen besluiten zo spoedig mogelijk Schriftelijk ter kennis van het Bestuur worden gebracht.
   Het Bestuur neemt de besluiten, welke op de wijze als in het voorgaande lid van dit artikel omschreven wijze zijn tot stand gekomen, in het notulenregister van de Algemene Vergaderingen op en doet daarvan in de eerstvolgende Algemene Vergadering mededeling.

Artikel 20.

Boekjaar en Jaarrekening.

1. Het boekjaar van de Vennootschap is gelijk aan het kalenderjaar.
2. Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, maakt het Bestuur de Jaarrekening op en legt het deze voor Aandeelhouders ter inzage op het kantoor van de Vennootschap.
   Binnen deze termijn legt het Bestuur ook het bestuursverslag ter inzage voor de Aandeelhouders.

De Jaarrekening wordt ondertekend door alle bestuurders; indien enige ondertekening ontbreekt, dan wordt daarvan, onder opgave van de reden, melding gemaakt in de Jaarrekening.

3. De Vennootschap zorgt ervoor dat de opgemaakte Jaarrekening, het bestuursverslag en de krachtens artikel 2:392 lid 1 Burgerlijk Wetboek toe te voegen gegevens vanaf de oproep tot de Algemene Vergadering, bestemd tot hun behandeling, op haar kantoor aanwezig zijn.
De Vergadergerechtigden kunnen deze stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.
4. Het in de leden 2 en 3 van dit artikel bepaalde omtrent het bestuursverslag en de krachtens artikel 2:392 lid 1 Burgerlijk Wetboek toe te voegen gegevens blijft buiten toepassing, indien artikel 2:395a lid 6 of artikel 2:396 lid 7 of artikel 2:403 Burgerlijk Wetboek voor de Vennootschap geldt.
5. De Algemene Vergadering stelt de Jaarrekening vast.
De Algemene Vergadering kan volledige of beperkte decharge verlenen aan de bestuurders voor het gevoerde beheer.
Indien alle Aandeelhouders tevens bestuurders van de Vennootschap zijn, geldt ondertekening van de Jaarrekening door alle bestuurders niet als vaststelling in de zin van artikel 2:210 lid 3 Burgerlijk Wetboek.
6. De Vennootschap zal een daartoe gekwalificeerde accountant opdracht verlenen tot het onderzoeken van de boeken. De Algemene Vergadering is bevoegd de accountant aan te wijzen. In het geval de Algemene Vergadering niet tot aanwijzing overgaat, is het Bestuur hiertoe bevoegd.
7. De Vennootschap gaat over tot openbaarmaking van de in dit artikel bedoelde stukken en gegevens, indien en voor zover en op de wijze zoals de artikelen 2:394 en volgende Burgerlijk Wetboek dit voorschrijven.

Artikel 21.

Winstverdeling.

1. De Vennootschap kan slechts uitkeringen doen voor zover het eigen vermogen groter is dan de reserves die de Vennootschap krachtens de wet of deze statuten moet aanhouden.
2. Het Bestuur kan besluiten tot het doen van uitkeringen.
3. De Algemene Vergadering kan ook besluiten tot het doen van uitkeringen, op grond van en in overeenstemming met een voorstel daartoe van het bestuur.
4. Indien de Vennootschap na een uitkering niet kan voortgaan met de betaling van haar opeisbare schulden, zijn de bestuurders, met inachtneming van het bepaalde in de wet, hoofdelijk verbonden voor het tekort dat door de uitkering is ontstaan.

Degene die de uitkering ontving terwijl hij wist of redelijkerwijs behoorde te voorzien dat de Vennootschap na de uitkering niet zou kunnen voortgaan me het betalen van haar opeisbare schulden is jegens de Vennootschap gehouden tot vergoeding van het tekort dat door de uitkering is ontstaan, ieder voor ten hoogste het bedrag of de waarde van de door hem ontvangen uitkering met inachtneming van het bepaalde in de wet.

5. Bij berekening van de winstuitkering tellen de aandelen die de Vennootschap in haar kapitaal houdt niet mee, tenzij die aandelen zij bezwaard met een recht van vruchtgebruik of een pandrecht, indien de pandhouder recht heeft op de uitkering op die aandelen op grond van de akte van pandrecht.
6. Bij de berekening van het bedrag, dat op ieder Aandeel zal worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominale bedrag van de Aandelen in aanmerking.
7. De vordering van een Aandeelhouder om een uitkering te ontvangen, verloopt na vijf (5) jaren nadat de uitkering opeisbaar is geworden.
8. Uitkeringen kunnen door de Vennootschap contant, in aandelen of in nature worden voldaan.

Artikel 22.

Ontbinding en vereffening.

1. In geval van ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur, tenzij de Algemene Vergadering anders beslist.
2. De Algemene Vergadering stelt de beloning van de vereffenaars vast.
3. Gedurende de vereffening blijven deze statuten zoveel mogelijk van kracht.
4. Van hetgeen na voldoening van alle schulden van de Vennootschap van haar vermogen overblijft, wordt allereerst op de Aandelen terugbetaald hetgeen daarop gestort is.
   Hetgeen daarna van het vermogen overblijft, wordt uitgekeerd aan de Aandeelhouders in verhouding tot ieders bezit aan Aandelen.
   Op Aandelen die de Vennootschap zelf houdt, kan geen liquidatie-uitkering aan de Vennootschap zelf plaatshebben, tenzij op die Aandelen een recht van vruchtgebruik of pandrecht rust of van die Aandelen certificaten zijn uitgegeven.
5. Na afloop van de vereffening blijven de boeken, bescheiden en andere gegevensdragers van de ontbonden Vennootschap gedurende zeven jaar berusten onder degene die daartoe door de Algemene Vergadering bij het besluit tot ontbinding is aangewezen.
   Indien een aanwijzing als voormeld door de Algemene Vergadering niet is geschied, geschiedt deze door de vereffenaars.

Artikel 23.
Vrijwaring.

1. Voor zover toegestaan onder toepasselijke bestaande of te wijzigen wet- en regelgeving, vrijwaart de Vennootschap degene die partij was, wordt of dreigt te worden of anderszins betrokken is bij een procedure vanwege het feit dat hij of zij (of een rechtspersoon waarvoor hij of zij) bestuurder is of was en stelt hem of haar schadeloos voor alle aansprakelijkheid en geleden verliezen en redelijke door hem of haar gemaakte onkosten (inclusief advocaatkosten) (waaronder voor handelingen of nalaten dat voorafgaand aan de invoering van dit artikel 23 heeft plaatsgevonden), met dien verstande dat geen schadeloosstelling plaatsvindt voor vorderingen, kwesties of zaken waarvoor diegene (i) aansprakelijk wordt geacht wegens grove nalatigheid of grove schuld in de vervulling van zijn of haar taak voor de Vennootschap, tenzij en uitsluitend voor zover de daartoe bevoegde rechtbank of, in het geval van arbitrage, de daartoe bevoegde arbiter, vaststelt dat, ondanks de aansprakelijkheid, maar met het oog op alle omstandigheden van de zaak, diegene in redelijkheid en billijkheid recht heeft op schadeloosstelling voor die onkosten die de daartoe gevoegde rechtbank of, in het geval van arbitrage, de daartoe bevoegde arbiter passend acht of (ii) schadeloos is gesteld voor zijn of haar kosten of verlies door een verzekering en de verzekeraar zonder voorbehoud heeft uitgekeerd.
2. De Vennootschap dient een huidige of voormalige bestuurder alleen schadeloos te stellen in verband met een door diegene aangebrachte procedure (of een deel daarvan), indien de procedure (of een deel daarvan) is goedgekeurd door het Bestuur.
3. Het Bestuur kan besluiten om één of meer huidige, voormalige of voorgedragen functionarissen van de Vennootschap of een Dochtermaatschappij ten laste van het vermogen van de Vennootschap schadeloos te stellen voor alle (on)kosten, verliezen en aansprakelijkheid door de desbetreffende functionaris gemaakt of gelden in de juiste vervulling van zijn of haar taak en in de juiste uitoefening van zijn of haar bevoegdheden als huidig, voormalig of voorgedragen functionaris van de Vennootschap of een Dochtermaatschappij, waaronder, maar niet beperkt tot aansprakelijkheid bij het voeren van verweer in een procedure waarin hij of zij in het gelijk wordt gesteld of vrijgesproken wordt of die anderszins afgedaan wordt zonder dat een wezenlijke plichtsverzaking wordt vastgesteld of erkend.
4. Onkosten (waaronder advocaatkosten) door een huidige bestuurder gemaakt bij het voeren van verweer in een in lid 1 van dit artikel genoemde procedure worden, op verzoek van de desbetreffende

bestuurder, vooruitlopend op de definitieve afdoening van die procedure door de Vennootschap betaald bij besluit van het bestuur met betrekking tot de specifieke zaak; mits de Vennootschap een verklaring van of namens de desbetreffende huidige of voormalige bestuurder heeft ontvangen dat hij of zij het desbetreffende bedrag terugbetaalt, tenzij uitdrukkelijk wordt vastgesteld dat hij of zij recht heeft op schadeloosstelling door de Vennootschap in overeenstemming met dit artikel.

5. De Vennootschap verzekert zich genoegzaam en houdt zich genoegzaam verzekerd voor huidige, voormalige en voorgedragen bestuurders of functionarissen van de Vennootschap of een vennootschap die een Dochtermaatschappij is of was of een vennootschap waarin de Vennootschap een direct of indirect belang heeft of had en stelt hem of haar schadeloos voor aansprakelijkheid op grond van nalatigheid, verzuim of plichtsverzaking of enige andere grond, uitgezonderd opzettelijk, bewust roekeloos of ernstig verwijtbaar handelen of nalaten, tenzij een dergelijke verzekering niet onder redelijke voorwaarden is af te sluiten.
6. Dit artikel kan zonder toestemming van de schadeloosgestelde personen gewijzigd worden, maar de in dit artikel verleende schadeloosstelling blijft van kracht voor vorderingen tot vergoeding van kosten en overige in dit artikel genoemde betalingen die voortvloeien uit een handelen of nalaten door de schadeloosgestelde persoon in de periode waarin de schadeloosstelling van kracht was.

Artikel 24.

Exclusieve rechtsbevoegdheid voor vorderingen en procedures.

1. Tenzij, voor zover is toegestaan op grond van toepasselijke wet- en regelgeving, de Vennootschap schriftelijk instemt met de keuze voor een ander forum, is de rechtbank te Rotterdam bij uitsluiting bevoegd om kennis te nemen van:
   a. vorderingen ter zake van een schending van een (fiduciaire) plicht van een bestuurder, functionaris, werknemer of vertegenwoordiger van de Vennootschap jegens de Vennootschap en haar Aandeelhouders;
   b. vorderingen die ontstaan op grond van een bepaling in het Burgerlijk Wetboek, de statuten van de Vennootschap of de reglementen van het Bestuur; of
   c. vorderingen met betrekking tot de interne zaken van de Vennootschap.
2. Telkens wanneer een procedure waarop lid 1 van dit artikel van toepassing is namens een aandeelhouder aanhangig wordt gemaakt bij een andere rechtbank dan de bevoegde rechtbank te Rotterdam (een "buitenlandse procedure"), wordt die Aandeelhouder geacht te hebben

ingestemd met: (i) de rechtsbevoegdheid van de bevoegde rechtbank te Rotterdam in verband met een bij die rechtbank aanhangig gemaakte procedure met het oog op handhaving van het bepaalde in lid 1 van dit artikel (een "handhavingsprocedure") en (ii) domicilie van die Aandeelhouder in de handhavingsprocedure op het adres van zijn raadsman als zijn vertegenwoordiger in de buitenlandse procedure.

3. Tenzij, voor zover toegestaan op grond van toepasselijke wet- en regelgeving, de vennootschap schriftelijk instemt met de keuze voor een ander forum, zijn de federale districtsrechtbanken in de Verenigde Staten van Amerika bij uitsluiting bevoegd om vorderingen af te doen die voortvloeien uit de Amerikaanse *Securities Exchange Act* van 1934, zoals gewijzigd, of de regels of voorschriften afgekondigd op grond van die wetten.
4. Personen of rechtspersonen die een direct of indirect belang in Aandelen van de Vennootschap kopen of anderszins verkrijgen, worden geacht kennis te hebben genomen en ingestemd te hebben met het bepaalde in dit artikel.

Slotverklaringen.

Ten slotte verklaarde de comparant:

i. dat met het van kracht worden van deze statutenwijziging elk geplaatst aandeel, nominaal groot één Eurocent (EUR 0,01), wordt omgezet in een aandeel met een nominale waarde van één Amerikaanse Dollar cent (USD 0,01) per aandeel;
ii. dat mitsdien ten gevolge van het verlijden van deze akte het geplaatste en gestorte kapitaal van de vennootschap vijfenzestig duizend vijfhonderd vijfentwintig Amerikaanse Dollars en achtenvijftig Dollar cent (USD 65.525,58) bedraagt, bestaande uit zes miljoen vijfhonderd tweeënvijftig duizend vijfhonderd achtenvijftig (6.552.558) aandelen, elk met een nominale waarde van één Amerikaanse Dollar cent (USD 0,01), genummerd 1 tot en met 6.552.558; en
iii. het verschil tussen het geplaatste en gestorte kapitaal onmiddellijk vóór deze statutenwijziging, zijnde vijfenzestig duizend vijfhonderd vijfentwintig Euro en achtenvijftig Eurocent (EUR 65.525,58) en het geplaatste en gestorte kapitaal onmiddellijk ná deze statutenwijziging, zijnde vijfenzestig duizend vijfhonderd vijfentwintig Amerikaanse Dollars en achtenvijftig Dollar cent (USD 65.525,58), welk verschil berekend per heden een bedrag van vier duizend zevenhonderd vierenzestig Amerikaanse Dollar en negenenzestig Dollar cent (USD 4.764,69) bedraagt, zal worden toegevoegd aan de agioreserve van de vennootschap.

Slot.

De comparant is mij, notaris, bekend. ——————————————————
Deze akte is verleden te Rotterdam op de datum in het hoofd van deze akte —— vermeld. ——————————————————
De zakelijke inhoud van deze akte is aan de comparant opgegeven en ———— toegelicht. De comparant heeft verklaard van de inhoud van de akte kennis te — hebben genomen, daarmee in te stemmen en op volledige voorlezing daarvan — geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte eerst —— door de comparant en daarna door mij, notaris, ondertekend. ——————

(Volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT
door mij, mr. S.U. Dormaar,
toegevoegd notaris in het protocol van
mr. C.J.M. Commissaris, notaris met plaats
van vestiging Rotterdam

Rotterdam, 25 mei 2023

In this translation an attempt has been made to be as literal as possible without jeopardising the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

AMENDMENT OF THE ARTICLES OF ASSOCIATION
("RanMarine Technology B.V.")

On this day, twenty-five May two thousand and twenty-three, appeared before me, Sophie Ursule Dormaar, assigned civil-law notary, hereinafter referred to as: "civil law notary", authorised to execute deeds in the protocol of Constantinus Jacobus Maria Commissaris, civil law notary, officiating in Rotterdam, the Netherlands:
Eva Mary Kranenburg, employee at the offices of Ploum, lawyers and civil law notaries, with address at: Blaak 28, 3011 TA Rotterdam, the Netherlands, born in Gouda, the Netherlands, on the twenty-eighth day of April nineteen hundred and eighty-eight.
The person appearing declared that on twenty-six day of April two thousand and twenty-three the general meeting of the private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*): **RanMarine Technology B.V.**, having its corporate seat at Rotterdam, The Netherlands, having its address at Galileïstraat 15, 3029 AL Rotterdam, The Netherlands, registered with the Dutch Trade Register under number 65812441, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed, which resolutions are evidenced by a shareholders' resolution, which is attached to this deed.
Pursuant to those resolutions the person appearing declared that the person appearing amends the company's articles of association such that these shall read in full as follows:

Articles of association.

Article 1.

Definitions of concepts.

The concepts used in these articles of association are defined below:

- *Annual Accounts*:
  the balance sheet, the profit and loss account and explanatory notes to these documents;
- *Company*:
  the legal entity to which these articles of association appertain;
- *Company Body*:
  the Management Board or the General Meeting;
- *Distributable Reserves*:
  that part of the Company's equity which exceeds the reserves which have to be set aside under the provisions of the law and/or the articles of association;
- *General Meeting*:
  the body of the Company consisting of Persons Entitled to Attend Meetings or else the meeting of Persons Entitled to Attend Meetings;
- *Group Company*:
  a legal body or company with which the Company is structurally associated into an economic unity;
- *In Writing*:
  by letter, by telecopy, by e-mail or by message which is transmitted via any other current means of communication and which can be received electronically or in the written form, provided that the identity of the sender can be sufficiently established;
- *Management Board*:
  the management of the Company;
- *Persons Entitled to Attend Meetings*:
  Shareholders, usufructuaries and pledgees holding the Right to Attend Meetings;
- *Right to Attend Meetings*:
  the right to attend General Meetings and to speak therein, both in person as well as by virtue of a power of attorney In Writing, as referred to in article 2:227, paragraph 1 of the Dutch Civil Code;
- *Shareholders*:
  the holders of Shares;
- *Shares*: shares in the capital of the Company;

- *Subsidiary*:
  a legal body in which the Company or one or more of its Subsidiaries by virtue of an agreement with other persons entitled to vote or otherwise can exercise on its own or together with others more than half of the voting rights in the general meeting as well as other legal persons and companies designated as such by article 2:24a of the Dutch Civil Code.

Defined concepts can be used in the singular or plural without loss of the inherent meanings.

Article 2.

Name. Corporate seat. Structure.

1. The name of the Company is: **RanMarine Technology B.V.**
2. The Company has its official seat in Rotterdam.
3. Pursuant to the provisions of article 2:239a of the Dutch Civil Code, the Company has a board consisting of executive and non-executive board members.

Article 3.

Objects.

The objects of the company are:

a. developing water-carrying self-contained drones for various applications in and around (sea) ports and waterways;
b. to incorporate, to participate in any way whatsoever, to manage and to supervise businesses and companies;
c. to finance businesses and companies;
d. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness, as well as to enter into agreements in connection with the aforementioned;
e. to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;
f. to render guarantees, to bind the company and to pledge its assets for obligations of the businesses and companies with which it forms a group and on behalf of third parties;
g. to acquire, manage, exploit and alienate registered property and assets in general;
h. to trade in currencies, securities and items of property in general;
i. to exploit and trade in patent, trademarks, licenses, know-how and other intellectual property rights;
j. to perform any and all activity of industrial, financial or commercial nature,

as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

Article 4.
Capital.

1. The share capital of the Company consists of one or more Shares, each having a nominal value of one United States Dollar cent (USD 0.01).
2. The shares shall be registered and consecutively numbered from 1 onwards.
3. At least one (1) share shall be held by a person other than and for the account of the Company or a Subsidiary.
4. A shareholder's right to receive share certificates in respect of his shares is excluded to the extent permitted by law and to the extent that the issuance of share certificates is not required by the laws and regulations of a stock exchange on which the shares are admitted to trading. The Company has the right to issue share certificates representing individual shares (single share certificates) or multiple shares (multiple share certificates).
5. No obligations of an obligatory nature as referred to in Article 2:192 paragraph 1 sub a of the Dutch Civil Code shall be attached to Shares or to the right to subscribe to Shares, without prejudice to the provisions of Article 8 paragraph 6.
   A resolution to amend this paragraph 5 may only be adopted by unanimous vote in a meeting at which all Shareholders entitled to vote are present or represented.
   If the required quorum is not represented in said meeting, no second meeting may be held in accordance with the provisions of Article 2:230 paragraph 3 of the Dutch Civil Code.

Article 5.
Issues of Shares and pre-emptive rights. Payment on shares.

1. Shares not yet issued shall be issued pursuant to a resolution of and under the conditions to be determined by the General Meeting.
   The General Meeting may delegate its powers to the Board and may revoke this delegation.
2. No Shareholder shall have a pre-emptive right when Shares are issued.
3. The provisions of the foregoing paragraphs of this Article shall apply to the granting of a right to subscribe for Shares.
4. The issue of a Share shall require an instrument intended for such purpose, executed in the presence of a civil law notary established in the Netherlands, to which the parties concerned are party.
5. Upon subscription of a Share the nominal amount shall be paid up thereon.
   It may be stipulated that the nominal amount or a part thereof need not be paid until the Company has called it in.

6. Payment on a Share must be made in cash insofar as no other contribution has been agreed. Payment in another currency than that in which the nominal amount of the Shares is denominated may only be made with the approval of the Company.
7. The managing board shall be authorized to perform legal acts relating to non-cash contributions on shares and other legal acts referred to in section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

Article 6.

Acquisition and transfer by the Company of Shares.

1. The Management Board decides as to the acquisition of Shares by the Company.
2. The Company may not, except for no consideration, acquire fully paid up Shares when the acquisition price cannot be paid out of the Distributable Reserves or when the Management Board knows or should reasonably be able to foresee that the Company cannot proceed to pay its payable debts after the acquisition.
   The provisions of article 2:207, paragraph 3 of the Dutch Civil Code apply, when the Company cannot proceed to pay its payable debts after the acquisition other than for no consideration.
3. The preceding paragraphs of this Article do not apply to Shares which the Company acquires by universal title of succession.
4. The provisions of Article 10 shall apply to the alienation of Shares by the Company.
5. The Company cannot exercise voting rights, voluntary rights (*wilsrechten*) and/or other rights (amongst others the right to appoint officers) connected to Shares held by the Company.
6. The concept of Shares as used in this article shall include depositary receipts for Shares issued with relation thereto.

Article 7.

Reduction of the issued Share capital.

1. The General Meeting, taking into account the provisions of Article 4, paragraph 3, shall have power to pass a resolution to reduce the issued Share capital by the cancellation of Shares or by reducing the amount of the Shares by means of an amendment to the Company's articles of association.
   The Shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.
2. A resolution to cancel Shares shall only relate to:

a. Shares which the Company holds or of which it holds the depositary receipts; or
b. all Shares of a category or indication, provided that a repayment on Shares takes place together with the cancellation.

In other cases a resolution to cancel Shares can only be passed with the consent of the Shareholders involved.

3. An exemption from the obligation to pay up shall only be allowed in the event of implementing a resolution to reduce the amount of the Shares. Such exemption as also a repayment, which takes place in the event of implementing a resolution to reduce the amount of the Shares, shall be allowed pro rata on all Shares.
The pro rata requirement may be abandoned if all Shareholders involved consent.
4. The notification calling a meeting at which a resolution, as mentioned in this article, is to be passed shall state the purpose of the reduction of Share capital and the manner of implementation.
Article 2:233, paragraphs 2, 3 and 4 of the Dutch Civil Code shall mutatis mutandis be applicable.
5. The provisions of article 2:216, paragraph 2 of the Dutch Civil Code apply correspondingly to a resolution to reduce the issued Share capital with a repayment on Shares either by means of a cancellation of Shares or the reduction of the par value.
The provisions of article 2:216, paragraphs 3 and 4 of the Dutch Civil Code apply correspondingly, when the Company cannot proceed to pay its payable debts after the repayment.
A repayment or an exemption from the obligation to pay up the Shares as meant in this article is only allowed if and to the extent the Company has Distributable Reserves.

Article 8.

Shareholders' register.

1. The Management Board shall keep a register containing the names and addresses of all the Shareholders and giving information about the date of acquisition of the Shares, the numbers of the Shares, the date of the acknowledgement or notice of transfer as well as the amount paid up on each Share. The register of Shareholders may be kept in multiple copies and at various locations. A part of the register of Shareholders may be kept outside the Netherlands in order to comply with applicable local laws and regulations or with stock exchange regulations.
The register shall also mention the names and addresses of the persons having a right of usufruct or a right of pledge over Shares, stating the date when they were granted this right, the date of the

acknowledgement or notice of transfer and also stating whether they are entitled to vote and/or to the Right to Attend Meetings.

2. The register of Shareholders shall be kept accurate and up-to-date. Furthermore, the register shall mention any exemption from liability for the amount due and payable on each Share.
3. Shareholders and others of whom data shall have to be included in the register pursuant to paragraph 1 of this article shall timely submit the required data to the Management Board.
4. Each Shareholder, usufructuary and pledgee shall have the obligation to notify the Management Board In Writing of his address and any changes therein; this address shall remain effective vis-à-vis the Company as long as the person concerned has not notified the Management Board In Writing of any change of address.
   Any consequences resulting from a failure to give notice of his address and any changes therein shall be for the account and the risk of the person involved.
   All notifications and notices to Shareholders, usufructuaries and pledgees shall be capable of being validly presented at the addresses recorded in the register.
   If a Shareholder, usufructuary or pledgee has notified the Management Board of an address at which he can receive a readable and reproducible message which has been sent electronically, he is deemed to have consented to receiving all notifications and notices at that address.
5. The register shall be open to inspection at the office of the Company by Shareholders as well as usufructuaries holding the Right to Attend Meetings and pledgees holding the Right to Attend Meetings.
   The information in the register of Shareholders about not fully paid up Shares are upon to inspection by anyone; a certified copy or an extract shall be submitted, at the most against a consideration equaling the actual costs.
   Every Shareholder, usufructuary and pledgee shall be entitled, upon his request and at all times, only, however, with relation to his Shares or his depositary receipts for Shares, or else with relation to his "right in rem", to obtain a non-negotiable extract from the register of Shareholders, free of charge, which extract states the serial numbers of the Shares, which were, as at the day of the issue of the extract, registered in his name, or else of the Shares which were burdened in his favor with a right of usufruct or a right of pledge.
   If a Share carries a right of usufruct or a right of pledge, then the extract shall state who holds the voting rights and the Right to Attend Meetings with respect to that Share.

6. If a Share, a usufruct or a right of pledge over a Share forms part of an undivided property to which Title 7 of Book 3 of the Dutch Civil Code is applicable, then the persons jointly entitled thereto - whose names, moreover, must be recorded in the register - shall be obliged as referred to in article 2:192, paragraph 1 of the Dutch Civil Code vis-à-vis the Company to appoint In Writing one person authorized to represent them vis-à-vis the Company with the exclusion of the others, as an arrangement as referred to in article 3:168, paragraph 1 of the Dutch Civil Code.
The personal details of the representative thus appointed shall be entered into the register, and all notifications and notices to the persons jointly entitled to that undivided property shall be capable of being sent to the address, recorded in the register, of the person thus appointed. The last sentence of paragraph 5 applies correspondingly.
If the jointly entitled persons are in breach in the performance of the obligations contained in this paragraph of this article, the voting rights and the Right to Attend Meetings of the persons involved will be suspended.
In the latter case, the Shares involved will not count for the assessment of any majority of votes or of any quorum, if required by the law or these articles of association.

Article 9.

Transfer of Shares and limited rights to Shares.

1. The transfer of a Share or of a limited right to it shall be effected by means of a deed being executed for that purpose in the presence of a Dutch civil law notary which deed shall mention the persons involved as parties.
2. The transfer of a Share or of a limited right to it effected in accordance with the provisions of the previous paragraph shall affect the Company legally.
Except when the Company itself is a party in the legal transaction, the rights attached to the Share may only be exercised after the Company has acknowledged the legal transaction or after an instrument of transfer has been served on the Company, or alternatively after the Company has acknowledged these by recording them in the Shareholders' register.

Article 10.

No restrictions on the transfer of Shares.

The transfer of shares is not restricted as referred to in article 2:195 Dutch Civil Code.

Article 11.

The right of usufruct and the right of pledge over Shares.

1. The Shareholder shall have voting rights for Shares over which a right of usufruct or a right of pledge has been established, unless the voting rights accrue to the usufructuary in the cases as mentioned in the second last sentence of paragraph 3 of article 2:197 of the Dutch Civil Code.
2. In deviation from the provisions of the previous paragraph, the usufructuary or pledgee shall hold the voting rights if this was agreed upon when the right of usufruct or the right of pledge was established or afterwards has been agreed In Writing by the Shareholder and the usufructuary casu quo the pledgee and the usufructuary or pledgee is a person to whom the Shares can freely be transferred in compliance with the provisions in these articles of association.
   The provisions of this article also apply when the voting rights accrue to the pledgee under a condition precedent.
3. If the usufructuary or pledgee is not a person as meant in paragraph 2, he shall only be entitled to have voting rights if this was granted when the right of usufruct or the right of pledge was established or afterwards has been agreed In Writing by the Shareholder and the usufructuary casu quo the pledgee, provided this grant has been approved by the General Meeting.
   The provisions of articles 2:196a and 2:196b of the Dutch Civil Code apply correspondingly to acknowledgement by or service to the Company of the agreement In Writing as referred to in the paragraphs 2 and 3 of this article.
   Resolutions of the General Meeting as referred to in this paragraph can only be passed unanimously in a meeting in which all Persons Entitled to Attend Meetings and entitled to vote are present or represented.
   In the event of the required quorum not being represented at the said meeting a second meeting shall not be capable of being held in accordance with the provisions in paragraph 3 of article 2:230 of the Dutch Civil Code.
4. If any other person, who is not at the same time a person to whom these articles of association allow the Shares to be freely transferred, enters into the rights of a usufructuary or pledgee who is entitled to vote, he shall only be entitled to the right to vote if the transfer of the voting right has been approved by the General Meeting with a quorum and majority as referred to under paragraph 3 hereof; what has been provided in the last sentence of paragraph 3 hereof shall in that event mutatis mutandis be applicable.
5. The approval referred to in paragraphs 3 and 4 hereof must be requested by registered letter addressed to the Management Board.

Within fourteen days after the receipt of the request for approval, the Management Board shall call a General Meeting to be held within thirty days after that receipt, to which the request for that approval shall be submitted.

If the Management Board fails to call the said General Meeting, then the person who made the request shall himself have authority to call the meeting subject to due observance of what has been provided thereon in these articles of association.

6. Shareholders not entitled to vote and usufructuaries and pledgees entitled to vote shall have the Right to Attend Meetings.
7. The Right to Attend Meetings is not connected to registered depositary receipts for Shares.

Article 12.

Management.

1. The Company shall have a Management Board, consisting of one or more executive Management Board members and one or more non-executive Management Board members.
   Natural persons as well as legal entities shall be capable of holding the office of executive Management Board member.
   Only natural persons can be appointed as non-executive Management Board member.
2. The General Meeting shall decide on the number of Management Board members, with due observance of the provisions of paragraph 1 and the provisions of Article 2:142 of the Dutch Civil Code.
3. The General Meeting shall appoint Management Board members and shall at all times have power to suspend or dismiss any Management Board member.
   The Management Board shall at all times have power to suspend any executive Management Board member.
   Resolutions of the General Meeting to dismiss a Management Board member can only be passed by a majority of at least two-third of the valid votes, provided that this majority exceeds fifty per cent of the issued capital.
4. If, in the event of suspension of a Management Board member, after three months no resolution has been passed by the General Meeting to dismiss him, the suspension shall terminate.
5. A Management Board member shall be given the opportunity to account for his actions in the General Meeting during which his suspension or dismissal is discussed and have an adviser assist him therein.
6. The Company has a policy on Management Board remuneration. The policy shall be adopted by the General Meeting. The remuneration policy

shall at least address the subjects described in Article 2:383c up to and including 2:383e of the Dutch Civil Code, insofar as these concern the Board.

7. The remuneration and other terms of employment of each member of the Managing Board shall be determined by the General Meeting with due observance of the policy referred to in paragraph 1 and the laws and regulations applicable to the company, including the claw back provisions as referred to in Article 2:135 of the Dutch Civil Code and with due observance of Articles 2:135a and 2:135b of the Dutch Civil Code.

Article 13.

Duties and powers.

1. The Management Board shall, subject to the limitations contained in these articles of association, be in charge of the management of the Company, including in any case the policy and strategy of the Company. In performing their duties the Management Board members shall regard the interests of the Company and the business enterprise connected with it.
2. The Management Board may grant a title as it may deem fit to one or more of its executive Management Board members.
   Only a non-executive Management Board member can be appointed as Chairman of the Management Board.
   The tasks of:
   a. the Chairman of the Management Board shall comprise to act as chairman of the Company Bodies of the Company;
   b. the non-executive Management Board members as being part of the Management Board:
      - to supervise the policies of the executive Management Board members and the general affairs of the Company;
      - to prepare nominations for the appointment of Management Board members;
      - (to prepare proposals for) the remuneration of Management Board members;
      - to assist executive Management Board members as counsel and advisor;
      - all other supervisory tasks which have not been delegated to a specific non-executive Management Board member.

   The tasks which have not been delegated specifically to a specific member or a specific group of members of the Management Board shall belong to the joint responsibility of the Management Board.
   If a vacancy exists in the Management Board, the specific tasks which have been delegated to that chair shall be carried out by the remaining

members and when it concerns specific supervisory tasks of non-executive Management Board members by the other non-executive Management Board members.

3. The Management Board shall meet whenever one of its board members considers this to be necessary.
   Notice of its meetings shall be given by the Management Board member initiating the meeting, stating the matters to be dealt with; the period of notice of the meeting being at least eight days.
   At the meetings every Management Board member shall have the right to cast one vote.
   The Management Board members shall be entitled to have themselves represented by any other Management Board member by means of an authorization In Writing.
   Meetings of the Management Board can be held through a telephone or video conference, or through any other communication medium, provided each member attending can be heard by all the others simultaneously, provided these meetings are chaired from a place in The Netherlands.
   A Management Board member does not participate in the discussions and the decision-making if he has a direct or indirect personal interest which conflicts with that of the Company and the business enterprise connected with it.
   If, as a consequence thereof no resolution of the Management Board could be adopted, the resolution will be adopted nevertheless by the Management Board.
4. The Management Board shall have power to pass resolutions outside meetings as well, provided this be done In Writing and provided that all the Management Board members have been consulted on the resolution to be passed and none of them objects against this manner of passing the resolution.
5. The Management Board shall pass its resolutions, inside as well as outside meetings, with an absolute majority of the votes of all the Management Board members entitled to participate in the decision-making.
   In the event of an equal division of votes the General Meeting shall decide.
6. Meetings of the Management Board will be presided by the chairman of that board.
   If no chairman has been appointed or if the chairman is absent, the meeting itself shall appoint its chairman, if possible out of the non-executive Management Board members.

Until that moment the most senior non-executive Management Board member present shall preside the meeting.
The chairman of the meeting shall appoint one of the other Management Board members or, when such person has been admitted to the meeting, a person specially invited to the meeting for that purpose shall hold the minutes of the meeting.
The minutes of a meeting shall be signed by the chairman and the person holding the minutes of the meeting involved.

7. The ruling pronounced by the chairman of the meeting of the Management Board regarding the outcome of a vote as well as the ruling concerning the content of a resolution passed by the Management Board, provided that a vote has been held about a proposal not recorded in writing, shall be decisive.
   If, however, the correctness of a ruling as referred to in the preceding sentence is challenged immediately after the ruling has been pronounced, then a new vote shall be held, whenever a majority of those present and entitled to vote or, if the original vote was not taken by call or ballot papers, whenever any one of those present and entitled to vote should wish so.
   This new vote shall nullify the legal consequences of the original vote.
8. All minutes of meetings of the Management Board, including resolutions passed In Writing shall be entered into a register of minutes.
9. When the Company wants to establish proof of any resolution of the Management Board, the signature of one member of that board on the document in which the resolution is contained, shall suffice and shall constitute conclusive evidence of the existence of said resolution.
10. The Management Board shall have authority to draw up regulations to deal with matters that concern the Management Board internally.
    Such regulations shall not be in conflict with what has been provided in these articles of association.
    Furthermore, with due observance of the provisions of article 2:239a of the Dutch Civil Code, the Management Board members shall have power to allocate their tasks amongst themselves and to record this allocation in the regulations.
    The General Meeting may determine that these regulations and allocation of tasks have to be laid down in a written document and may submit these regulations and allocations of tasks to its approval.
11. The General Meeting is entitled to submit to its approval resolutions of the Management Board.
    These resolutions must be defined in a clear manner and must be notified to the Management Board In Writing.

12. The Management Board shall need the approval of the General Meeting for decisions relating the closing down - including the transfer (of beneficial use) - of the business of the Company or of any substantial participation of the Company.
13. The absence of the approval required in accordance with paragraphs 11 and 12 of this article shall not affect the powers of representation of the Management Board or of the Management Board members.
14. The Management Board shall have the obligation to act in pursuance of the directions of the General Meeting, unless these conflict with the interests of the Company and its enterprises.
15. In the event of the prevention or permanent absence of one or more Management Board members the remaining Management Board member(s) shall be in charge of the entire management of the Company. The General Meeting shall ensure that a person is appointed to temporarily manage the Company in the event of the prevention or permanent absence of all the Management Board members or of the sole Management Board member.
    Prevention in this paragraph means in any case the circumstances that
    a. the Management Board member during a period in excess of seven days cannot be reached due to illness or any other cause; or
    b. the Management Board member has been suspended.
16. The Management Board members shall have the obligation to attend General Meetings, unless the General Meeting should decide otherwise.
17. The non-executive Management Board members shall be authorized to order the executive Management Board members to (temporarily) leave the meeting to pre-discuss the performance of the executive Management Board members.

Article 14.

Representation.

1. The Management Board shall represent the Company.
   The power to represent the Company shall also accrue to two executive members of the Management Board acting jointly.
2. The Management Board may appoint officers with general or limited power to represent the Company.
   Each officer shall be competent to represent the Company, subject to the restrictions imposed on him.
   The Management Board shall determine each officer's title.
   Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company.
3. Legal transactions of the Company which concern the holder of all the Shares or which concern a partner in a community of property through

marriage or registered partnership comprising all the Shares, in which the Company is represented by this Shareholder or either one of the partners, shall be recorded on paper.
For the implementation of the previous sentence Shares held by the Company or by its Subsidiaries shall be disregarded.
If the provisions in the first sentence have not been complied with, the legal transaction may be nullified on behalf of the Company.

4. The previous paragraph does not apply to legal acts which pursuant to their conditions belong to the ordinary course of business of the Company.
5. With due observance of the provisions contained in paragraph 1 of this article, the Management Board is authorized to apply for the bankruptcy of the Company, without the instruction of the General Meeting as referred to in article 2:246 of the Dutch Civil Code.

Article 15.

General Meetings.

1. In the course of every financial year a General Meeting shall be held, at which among other issues the following shall be dealt with:
    a. except in case a delay in drawing up the Annual Accounts has been approved, the consideration of the Annual Accounts and, insofar as is required by law, of the report of the Management Board and additional information as mentioned in article 2:392 of the Dutch Civil Code;
    b. the confirmation and adoption of the Annual Accounts, except if a delay in drawing up the Annual Accounts has been approved;
    c. to grant discharge to the Management Board members;
    d. deciding upon the allocation of profits;
    e. deciding upon any bonuses to be granted to Management Board members;
    f. in addition to the above, the execution of any other tasks required by law;
    g. appointment of a qualified auditor;
    h. other subjects presented for discussion by the Management Board or by Persons Entitled to Attend Meetings representing individually or in the aggregate at least one-hundredth of the Company's issued capital, and announced with due observance of the provisions of these articles of association.

    A General Meeting as meant in this paragraph is not required if resolutions as to subs a, b, c, d, e, f and g will be taken outside a meeting, in conformity with the provisions of article 19.

2. Furthermore, General Meetings shall be held as often as a Management Board member considers it necessary, with prejudice to the provisions in the next paragraph hereof.
3. The Management Board shall be obliged to convene a General Meeting, if one or more of the Persons Entitled to Attend Meetings, who alone or jointly should represent at least one-hundredth part of the issued Share capital, request(s) this In Writing, accurately stating the issues to be discussed, unless the Company has a substantial interest which opposes to this convocation.
   If in such case the Management Board should fail to convene a meeting, in the sense that it be held within four weeks after the date that the above request has been received, then these applicants can be authorized at their request by the District Court in summary proceedings to convene the General Meeting, subject to due observance of what has been provided thereon in these articles of association.
4. General Meetings shall be held in Rotterdam, as well as in Amsterdam, the municipality of Haarlemmermeer (Schiphol Airport), London and New York.
   A General Meeting can be held at another place than it should, provided that all Persons Entitled to Attend Meetings have agreed In Writing to such other place and the Management Board members have been given the opportunity to advise prior to the adoption of resolutions.
5. Notice shall be given no later than the forty-second (42nd) day before that of the meeting. A fixed record date applies to the General Meeting. This record date is the twenty-eighth (28th) day before that of the meeting.
6. The notice shall state the subjects to be discussed or it shall state that the Shareholders may take cognizance thereof at the office of the Company, without prejudice to the provisions of Articles 7 paragraph 5 and 18 paragraph 3.
7. The convocation notice shall state the requirement for admission to the meeting as described in Article 16.
8. The convocation shall be made in the manner stated in paragraph 11.
9. Subjects not mentioned in the notice of the meeting may be further announced with due observance of the period applicable for convocation, in the manner mentioned in paragraph 11.
10. Shareholders who alone or jointly meet the requirements set out in section 2:114a paragraph 2 of the Dutch Civil Code shall have the right to request the Board to place items on the agenda of the General Meeting, provided the reasons for the request are stated therein and the request

has been submitted in writing to the chairman of the Board at least sixty days before the date of the General Meeting.

11. All notices for General Meetings, all announcements concerning dividends and all other distributions and all other notifications to Shareholders shall be made by announcement on the Company's website. The notice convening the General Meeting must state the following:
    - the subjects to be discussed;
    - the place and time of the General Meeting;
    - the procedure for participation in the General Meeting by Written proxy;
    - if applicable, the procedure for participating in the General Meeting and exercising voting rights by electronic means of communication; and
    - the address of the website.

    Shareholders must be given the opportunity to notify the Company of the proxy electronically.
12. For the purposes of paragraphs 10 and 11, others to whom the right to attend the Meeting is vested shall be equated with the holders of Shares.
13. If the provisions laid down by law or by these articles of association with relation to giving notice of meetings, to drawing up the agendas for these meetings and to making available for inspection those matters which are to be dealt with have not been complied with, then valid resolutions shall nevertheless be capable of being passed, provided that all Persons Entitled to Attend Meetings have agreed In Writing as to the adoption of resolutions regarding these subjects and the Management Board members have been given the opportunity to advise prior to the adoption of resolutions.

Article 16.

Chairman. Minutes. Attendance. Access.

1. The General Meeting shall be conducted by the chairman of the Management Board or, in case no chairman of the Management Board has been appointed or this chairman is not present at the meeting, by the in age most senior attending Management Board member.
   if none of the Management Board members is present at the meeting then the General Meeting shall itself decide who is to chair the meeting.
2. The chairman shall appoint one of those present to draw up the minutes of the meeting and he shall, together with this appointed secretary, confirm and adopt the minutes, in proof of which he shall, with the secretary, sign these.

The minutes can also be signed electronically provided that the identity of the signatories can be sufficiently established.
The minutes shall be entered into a register of minutes.
If an official notarial record is made of the matters dealt with at a meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.

3. Each Management Board member, any one or more Persons Entitled to Attend Meetings, who alone or jointly represent(s) at least ten per cent (10%) of the issued Share capital and the chairman of the meeting shall be empowered at all times to order an official notarial record to be drawn up for account of the Company.
4. Persons Entitled to Attend Meetings shall be entitled to attend the General Meetings, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights.
   Each of the Persons Entitled to Attend Meetings shall have the right to be represented at a meeting by a proxy duly authorized In Writing, provided that the proxy has been received by the board no later than the date to be specified in the notice of meeting.
   If the Management Board has opened the option in the notice to a meeting, the Persons Entitled to Attend Meetings will be authorized to exercise their powers as referred to in the first sentence of this paragraph by means of an electronic means of communication, provided (i) the conditions for the use of that means of communication like the connection, the security and the like have been made public in the notice to the meeting, (ii) the Person Entitled to Attend Meetings is able to be identified, (iii) the Person Entitled to Attend Meetings is able to acquaint himself of the discussions at the meeting and (iv) if this option has been opened, the Person Entitled to Attend Meetings is able to participate in the discussions and (v) the Person Entitled to Attend Meetings can exercise his voting rights, provided the voting rights vest in him.
5. The Management Board members shall, as such, have the right to give advice in the General Meetings.
6. The chairman of the meeting shall decide on the admittance of other persons to the meeting.

Article 17.

Number of Votes. Majorities. Dead lock.

1. At the General Meetings every Share shall carry the right to cast one vote.
   If the Management Board has opened the option In Writing, votes can be cast electronically in a period not earlier than twenty-eight days prior to the General Meeting, at an e-mail address designated for that purpose.

For the purposes of the previous sentence, those who have those rights at the time to be determined in the notice of the general meeting and who are registered as such in the Company's register of shareholders at the time of the general meeting, irrespective of who is entitled to the Shares at the time of the general meeting, shall be deemed to be entitled to attend the meeting.

The Company shall send an electronic acknowledgement of receipt of a vote cast electronically to the person who cast the vote.

These votes shall have equal effect as votes cast in a General Meeting.

A vote cast as mentioned in this paragraph is irrevocable and is binding upon the acquirer of the Share concerned in the period between the casting of the vote and the point in time of the General Meeting.

2. At General Meetings the Company shall not be capable of casting votes for Shares which are held by itself or by one of its Subsidiaries; nor shall it be capable of doing so for Shares of which the Company or one of its Subsidiaries holds the depositary receipts for Shares.
   Usufructuaries and pledgees of Shares held by the Company and its Subsidiaries are not debarred from their right to vote, if the right of usufruct or the right of pledge was established over Shares before they were held by the Company or one of its Subsidiaries.
   The Company or one of its Subsidiaries shall not be capable of casting votes for Shares over which it has a right of usufruct or a right of pledge.
3. When determining whether a particular proportion of the Share capital is represented, or alternatively, whether a majority represents a particular proportion of the Share capital, the Shares to which no voting rights are attached and the Shares that are held by Shareholders whose Right to Attend Meetings has been suspended shall not be taken into account.
4. Votes on matters of business shall be held verbally, those concerning persons by means of unsigned closed ballot papers, unless in either case the chairman of the meeting should, without objection from any of those present and entitled to vote, decide on or allow any other manner of voting.
5. In so far as no larger majority is prescribed by these articles of association all resolutions shall be passed with an absolute majority of the valid votes cast.
6. Blank votes and invalid votes shall not be counted as votes cast.
7. If there is an equal division of votes on a proposal about business matters, then no decision shall be taken.
   One or more Shareholders or other persons entitled to vote representing at least fifty per cent (50%) of the issued Share capital shall have the right, within ten days after the meeting has been held, at which there is

an equal division of votes, to request the "Het Nederlands Arbitrage Instituut" (Dutch Arbitration Institute) to appoint an adviser, in order to reach a decision about the proposal in question.
In that case the decision taken by the adviser shall carry the same force as a decision taken by the General Meeting.
The provisions of this paragraph cannot apply if a demand as meant in the articles 2:336, 2:342 or 2:343 of the Dutch Civil Code has been filed.

8. If, when a vote is held to elect persons, no one polls an absolute majority in the first vote, then a second free vote is held; if no one polls an absolute majority then, one or more further votes shall be held, until either one person has polled an absolute majority or until there are two candidates left and there is an equal division of votes.
In the case of the abovementioned further votes - which does not include the second free vote - votes shall be cast for the same candidates as in the previous vote except for the candidate who has polled the smallest number of votes in the previous vote.
If in the previous vote taken the smallest number of votes has been cast on more than one person, then it shall be determined by drawing lots for which of these candidates no votes can be cast anymore when a further vote is taken.
In the event a vote is taken to elect one of two candidates and there is an equal division of votes, it shall be decided by drawing lots which of these has been elected.
9. The ruling concerning votes results pronounced by the chairman during the meeting shall be decisive.
The same shall also apply to the contents of a resolution passed by the meeting, provided that a vote has been held about a proposal not recorded in writing.
10. If the correctness of a ruling as referred to in the preceding paragraph is challenged, however, immediately after the ruling has been pronounced, then a new vote shall be held whenever a majority of the General Meeting should wish so, or, if the original vote was not taken by call or by ballot papers, whenever one of the present persons entitled to vote should wish so.
This new vote shall nullify the legal consequences of the original vote.
Votes that in accordance with paragraph 1 of this article have been cast electronically prior to the General Meeting will also be deemed to be cast in the new vote.
11. For each resolution adopted at the General Meeting, the minutes or official record to be drawn up thereof shall state:
    - the number of Shares for which valid votes have been cast;

- the percentage of the issued capital represented by the aforementioned number of Shares;
- the total number of votes validly cast; and
- the number of votes cast for and against the resolution, as well as the number of abstentions.

12. The Management Board shall keep a record of the resolutions that have been passed, with due observance of the provisions of paragraph 11. This record shall be open to inspection by the Persons Entitled to Attend Meetings at the registered office of the Company.
    Upon request, each of them shall receive a copy of or an extract from this record against payment of cost at most.
13. The Company shall also provide, at no more than cost, at the request of a Shareholder or a third party designated by such Shareholder after the end of the General Meeting, a confirmation of the valid registration and counting of the votes cast by such Shareholder at this meeting. The confirmation shall be provided by the Company to the Shareholder or a third party designated by such Shareholder who has requested it, unless such information is already available to him. The request for such confirmation shall be made to the Company no later than three months after the end of the General Meeting.

Article 18.

Special resolutions.

1. Resolutions:
   a. to amend the Company's articles of association; and
   b. to dissolve the Company,

   shall be passed, if the proposal to that effect has been made by the Management Board, with an absolute majority of the votes cast.
   If a proposal to that effect has not been made by the Management Board, then, without prejudice to the provisions of paragraph 1 of article 19, these resolutions shall only be passed with a majority of at least two thirds of the valid votes cast at a General Meeting, at which at least three quarters of the issued share capital that is entitled to vote is represented.
2. If at a meeting, at which by virtue of the previous paragraph the presence of a quorum is required, this quorum is not represented, then a second meeting shall be called, to be held not earlier than three and not later than six weeks after the first one; this second meeting shall be empowered to pass the resolution with a majority of at least two thirds of the valid votes cast, irrespective of the share capital represented at the meeting.

In the convocation for this second meeting it must be stated that and why a resolution can be passed, irrespective of the part of the share capital represented at the meeting.

3. If a proposal to amend the Company's articles of association is to be dealt with a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the Persons Entitled to Attend Meetings, at the office of the Company, as from the day of the notice of that meeting, and each of them shall be entitled, upon his request, to obtain a copy thereof, without charge unless such a copy is attached to the notice of the meeting, which has not been sent electronically.

Article 19.

Resolutions outside a meeting.

1. Resolutions of Shareholders, including resolutions to amend the Company's articles of association and to dissolve the Company, shall alternatively be capable of being passed In Writing instead of at a General Meeting, provided that all Persons Entitled to Attend Meetings have consented thereto In Writing.
   Prior to the decision making process the Management Board members will be given the opportunity to give their advice.
   The requirement in writing shall also be satisfied when the resolution has been signed In Writing by all Persons Entitled to Attend Meetings, stating the manner at which each of the Shareholders has voted.
2. Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible In Writing.
   The Management Board shall enter the resolutions that have been passed in the manner specified in the preceding paragraph of this article, in the register of minutes of the General Meetings and shall mention this at the next General Meeting.

Article 20.

Financial year and Annual Accounts.

1. The financial year of the Company shall be the same as the calendar year.
2. Every year within five months after the expiry of the financial year - except extension of that period to a maximum of five months has been granted by resolution of the General Meeting because of special circumstances - the Management Board shall draw up the Annual Accounts and it shall make these documents available for inspection by the Shareholders at the office of the Company.
   Within this period the Management Board shall also make the report of the Management Board available for inspection by the Shareholders.

The Annual Accounts shall be signed by all the Management Board members; if any signature is missing, it shall be mentioned in the Annual Accounts stating the reason.

3. The Company shall ensure that the Annual Accounts that have been drawn up, the report of the Management Board and the particulars that have to be added by virtue of article 2:392, paragraph 1 of the Dutch Civil Code are available at its office as from the day of notice of the General Meeting at which they are to be dealt with.
   The Persons Entitled to Attend Meetings shall have the right to peruse these documents at the Company's office and to obtain copies thereof without charge.
4. The provisions in paragraphs 2 and 3 of this article with regard to the report of the Management Board and the information to be added pursuant to article 2:392, paragraph 1 of the Dutch Civil Code shall not apply if article 2:395a, paragraph 6 or article 2:396, paragraph 7 or article 2:403 of the Dutch Civil Code apply to the Company.
5. The General Meeting shall confirm and adopt the Annual Accounts.
   The General Meeting may grant a full or limited release from liability for the Management Board members with relation to the conducted management.
   When all Shareholders are also Management Board members, the signing of the Annual Accounts by all the Management Board members shall not constitute the adoption as referred to in article 2:210, paragraph 3 of the Dutch Civil Code.
6. The Company shall commission a qualified accountant to audit the books. The General Meeting is authorized to appoint the accountant. In the event that the General Meeting does not proceed to appoint an accountant, the Board shall be authorized to do so.
7. The Company shall then proceed to publish the documents and data mentioned in this article, if and to the extent and in the manner that is stipulated in articles 2:394 and following of the Dutch Civil Code.

Article 21.

Distribution of profits.

1. The Company may make distributions only to the extent that its shareholders' equity exceeds the reserves that the Company is required to maintain by law or by these Articles of Association.
2. The Management Board may resolve to make distributions.
3. The General Meeting may also resolve to make distributions, based on and in accordance with a proposal to that effect by the Management Board.

4. If, after a distribution, the Company is unable to continue paying its due debts, the Managing Directors shall, with due observance of the provisions of the law, be jointly and severally liable for the deficit created by the distribution.
   The person who received the distribution while he knew or should reasonably have foreseen that after the distribution the Company would not be able to continue paying its due debts, shall be liable to the Company for reimbursement of the shortfall caused by the distribution, each for no more than the amount or value of the distribution received by him, with due observance of the provisions of the law.
5. When calculating the distribution of profits, the shares which the Company holds in its capital shall not be taken into account, unless those shares are encumbered with a right of usufruct or a right of pledge, if the pledgee is entitled to the distribution on those shares pursuant to the deed of pledge.
6. In calculating the amount to be paid on each Share, only the amount of the obligatory payments on the nominal amount of the Shares shall be taken into account.
7. The claim of a Shareholder to receive a distribution shall expire after five (5) years from the date on which the distribution became payable.
8. Distributions can be paid by the Company in cash, in shares or in kind.

Article 22.

Liquidation and winding-up.

1. In the event of the Company being liquidated it shall be wound up by the Management Board, unless the General Meeting decides otherwise.
2. The General Meeting shall decide on the remuneration of the liquidators.
3. During the winding-up these articles of association shall, in as far as possible, remain of full force and effect.
4. Of what remains of the Company's equity, after all its debts have been paid, first the payments made on each Share shall be refunded.
   What remains thereafter of the Company's equity shall be distributed among the Shareholders, pro rata to their existing holdings.
   No distribution upon liquidation shall be made for Shares which the Company holds, unless these Shares have been subject to a right of usufruct or pledge or depositary receipts have been issued over those Shares.
5. After completion of the winding-up the books, documents and other data carriers of the liquidated Company shall for seven years remain in the custody of a person who shall be capable of being appointed for that purpose by the General Meeting in the resolution to liquidate the Company.

If an appointment as aforesaid has not been made by the General Meeting, then the appointment shall be made by the liquidators.

Article 23.

Indemnification.

1. To the extent permitted under applicable laws and regulations in existence or to be amended, the Company shall indemnify and hold harmless anyone who was, becomes or is threatened to be a party to any proceedings by reason of the fact that he or she (or any legal entity for which he or she) is or was a director, against all liabilities, losses and reasonable expenses incurred by him or her (including attorneys' fees) (including for acts or omissions occurring prior to the entry into force of this Article 23), provided that no indemnification shall be made in respect of claims matters or cases for which the person (i) is held liable by reason of gross negligence or gross negligence in the performance of his or her duties for the Company, unless and only to the extent that the competent court or, in case of arbitration, the competent arbitrator, determines that, notwithstanding the liability, but in view of all the circumstances of the case (i) the person is reasonably and fairly entitled to be indemnified for such expenses as the court having jurisdiction or, in the case of arbitration, the arbitrator having jurisdiction, deems appropriate, or (ii) has been indemnified for his or her expenses or loss by an insurance policy and the insurer has paid out without prejudice.
2. The Company shall only indemnify a present or former director in connection with proceedings (or part of proceedings) brought by such person if the proceedings (or part of proceedings) have been approved by the Board.
3. The Board may decide to indemnify one or more current, former or nominated officers of the Company or a Subsidiary at the expense of the assets of the Company for all (dis)costs, losses and liabilities incurred or incurred by the officer concerned in the proper performance of his or her duties and in the proper exercise of his or her powers as a current former or nominee officer of the Company or a Subsidiary, including, but not limited to, liability for conducting a defense in a proceeding in which he or she is found in favor or acquitted or which is otherwise disposed of without a material breach of duty being established or acknowledged.
4. Expenses (including attorney's fees) incurred by a current director in defending a proceeding referred to in paragraph 1 of this Article shall, at the request of the director concerned, be paid by the Company in advance of the final disposition of such proceeding by resolution of the board with respect to the particular matter; provided that the Company has received a statement from or on behalf of the current or former

director concerned that he or she will repay the amount in question, unless it is expressly determined that he or she is entitled to indemnification by the Company in accordance with this Article.

5. The Company shall adequately insure and keep adequately insured current, former and nominee directors or officers of the Company or a company which is or was a Subsidiary or a company in which the Company has or had a direct or indirect interest and shall indemnify him or her against liability based on negligence, default or breach of duty or any other ground, except for intentional, willful reckless or seriously culpable acts or omissions, unless such insurance cannot be obtained on reasonable terms.
6. This Article may be amended without the consent of the indemnified persons, but the indemnity provided for in this Article shall continue to apply to claims for reimbursement of expenses and other payments provided for in this Article which arise out of an act or omission by the indemnified person during the period in which the indemnity was in effect.

Article 24.

Exclusive jurisdiction for claims and proceedings.

1. Unless, to the extent permitted under applicable laws and regulations, the Company consents in writing to the choice of another forum, the Court of Rotterdam shall have exclusive jurisdiction to hear and determine
   a. claims relating to a breach of a (fiduciary) duty by a director, officer, employee or representative of the Company towards the Company and its Shareholders;
   b. claims arising from a provision of the Dutch Civil Code, the Company's articles of association or the Board's regulations; or
   c. claims relating to the internal affairs of the Company.
2. Whenever proceedings to which paragraph 1 of this Article applies are instituted on behalf of a Shareholder before a court other than the competent court in Rotterdam (a "foreign proceedings"), such Shareholder shall be deemed to have consented to: (i) the jurisdiction of the competent court in Rotterdam in connection with proceedings brought before that court for the enforcement of the provisions of paragraph 1 of this Article (an "enforcement proceeding") and (ii) domicile of that Shareholder in the enforcement proceeding at the address of his counsel as his representative in the foreign proceeding.
3. Unless, to the extent permitted by applicable law or regulation, the Company consents in writing to the choice of another forum, the federal district courts in the United States of America shall have exclusive

jurisdiction to resolve claims arising under the US Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder.

4. Persons or entities purchasing or otherwise acquiring, directly or indirectly, an interest in Shares of the Company shall be deemed to have read and agreed to the provisions of this Article.

Final statements.

Finally, the person appearing declared:

i. that with the coming into force of this amendment of the articles of association, each issued share, with a nominal value of one Eurocent (EUR 0.01, is converted into one (1) share with a nominal value of one United States Dollar cent (USD 0.01) per share;

ii. that consequently, as a result of the execution of this deed, the issued and paid-up capital of the company is sixty-five thousand five hundred and twenty-five United States Dollars and fifty-eight United States Dollar cents (USD 65,525.58), consisting of six million five hundred and fifty-two thousand five hundred and fifty-eight (6,552,558) shares, each with a nominal value of one United States Dollar cent (USD 0.01), numbered 1 to 6,552,558; and

iii. the difference between the issued and paid-up capital immediately before this amendment of the articles of association, being sixty-five thousand five hundred and twenty-five Euro and fifty-eight Eurocents (EUR 65,525.58) and the issued and paid-up capital immediately after this amendment of the articles of association, being sixty-five thousand five hundred and twenty-five United States Dollars and fifty-eight United States Dollar cents (USD 65,525.58), which difference calculated as at today amounts to an amount of four thousand seven hundred and sixty-four American Dollars and sixty-nine United States Dollar cents (USD 4,764.69), shall be added to the share premium reserve of the company.

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam, the Netherlands, on the date first above written.

A concise summary of the contents of this deed was given to the person appearing and explained. The person appearing declared to have noted the contents of this deed, approved thereof and did not want a full reading thereof. Thereupon, after limited reading, this deed was first signed by the person appearing and thereafter by me, civil law notary.